                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                 AMENDMENT NO. 1



                                       TO



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported): March 1, 2000



                              BROADCOM CORPORATION
      --------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



          California                     000-23993              33-0480482
          ----------                     ---------              ----------
(State or Other Jurisdiction of         (Commission            (IRS Employer
        Incorporation)                  File Number)         Identification No.)



                  16215 Alton Parkway, Irvine, California 92618
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)



       Registrant's telephone number, including area code: (949) 450-8700



                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

    Broadcom Corporation ("Broadcom" or the "Company") filed a Current Report on Form 8-K dated March 1, 2000 to report its acquisitions of Digital Furnace Corporation ("Digital Furnace"), BlueSteel Networks, Inc. ("BlueSteel") and Stellar Semiconductor, Inc. ("Stellar") and a Current Report on Form 8-K dated May 23, 2000 to report its acquisition of Pivotal Technologies Corporation ("Pivotal"). These business combinations are being accounted for using the pooling-of-interests method of accounting. We are amending the referenced Reports to restate our historical consolidated financial statements to reflect the pooled operations of Digital Furnace, BlueSteel, Stellar and Pivotal. There are no other changes to the Reports as filed.

    The following consolidated financial statements of Broadcom, as restated to reflect the business combinations using the pooling-of-interests method, are filed as part of this Report:

1.  Selected Consolidated Financial Data for the five years ended December 31,
    1999

2. Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1999, 1998 and 1997

3.  Report of Independent Auditors

4.  Consolidated Balance Sheets as of December 31, 1999 and 1998

5. Consolidated Statements of Operations for the years ended December 31, 1999, 1998 and 1997

6. Consolidated Statements of Shareholders' Equity for the years ended December 31, 1999, 1998 and 1997

7. Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997

8.  Notes to Consolidated Financial Statements

9.  Financial Statement Schedule of Consolidated Valuation and Qualifying
    Accounts

    The restated consolidated financial statements give effect to each of the business combinations as if it had occurred prior to the beginning of each period presented and reflect adjustments made to (i) conform the accounting policies of the combined companies and (ii) eliminate intercompany accounts and transactions. No adjustments have been made to give effect to expenses related to the business combinations, which expenses have been recorded in the fiscal year ending December 31, 2000. The restated consolidated financial statements also include the pooled operations of Broadcom's prior acquisitions.

ITEM 7. EXHIBITS

(a) Not Applicable.

(b) Not Applicable.

(c) Exhibits

    23.1 Consent of Independent Auditors.

SELECTED CONSOLIDATED FINANCIAL DATA

                                                                YEARS ENDED DECEMBER 31,
                                              -----------------------------------------------------------
                                                1999         1998         1997          1996        1995
                                              --------     --------     --------      -------     -------
                                                          (In thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenue ....................................  $521,225     $216,729     $ 42,341      $23,874     $ 6,624
Cost of revenue ............................   211,991       91,403       15,563        8,175       1,572
                                              --------     --------     --------      -------     -------
Gross profit ...............................   309,234      125,326       26,778       15,699       5,052
Operating expense:
   Research and development ................   121,733       55,544       22,822        7,541       3,807
   Selling, general and administrative .....    62,602       34,122       11,886        4,364       2,295
   Merger-related costs ....................    15,210           --           --           --          --
   Litigation settlement costs .............    17,036           --           --           --          --
                                              --------     --------     --------      -------     -------
Income (loss) from operations ..............    92,653       35,660       (7,930)       3,794      (1,050)
Interest and other income, net .............     8,648        4,180          107          165          98
                                              --------     --------     --------      -------     -------
Income (loss) before income taxes ..........   101,301       39,840       (7,823)       3,959        (952)
Provision (benefit) for income taxes .......    28,830       18,451         (852)       1,514           3
                                              --------     --------     --------      -------     -------
Net income (loss) ..........................  $ 72,471     $ 21,389     $ (6,971)     $ 2,445     $  (955)
                                              ========     ========     ========      =======     =======
Basic earnings (loss) per share (1) ........  $    .36     $    .13     $   (.06)     $   .02     $  (.01)
                                              ========     ========     ========      =======     =======
Diluted earnings (loss) per share (1) ......  $    .31     $    .10     $   (.06)     $   .02     $  (.01)
                                              ========     ========     ========      =======     =======


                                                                      DECEMBER 31,
                                              -----------------------------------------------------------
                                                1999         1998         1997          1996        1995
                                              --------     --------     --------      -------     -------
                                                                      (In thousands)
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents ..................  $180,816     $ 77,555     $ 34,512      $ 9,780     $ 2,688
Working capital ............................   313,700      136,341       35,349        9,920       2,276
Total assets ...............................   609,753      271,147       63,708       21,575       7,021
Long-term debt, including current portion ..     4,862       12,784        4,743        1,476       1,336
Convertible preferred stock ................        --           --       28,617        6,084       3,150
Total shareholders' equity .................   516,872      224,424       45,872       15,483       4,326

----------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the calculation of earnings (loss) per share. Adjusted to reflect our 2-for-1 stock splits, each in the form of a 100% stock dividend, effective February 17, 1999 and February 11, 2000, respectively.

    The table above sets forth our selected consolidated financial data. We prepared this information using the consolidated financial statements of Broadcom Corporation for the five years ended December 31, 1999, which have been restated to include the operations of Maverick Networks, Epigram, Inc., Armedia, Inc., HotHaus Technologies Inc., AltoCom, Inc., Digital Furnace Corporation, BlueSteel Networks, Inc., Stellar Semiconductor, Inc. and Pivotal Technologies Corporation on a pooling-of-interests basis as if they had combined with Broadcom prior to the beginning of each period presented.

    You should read this selected consolidated financial data along with the Consolidated Financial Statements and related Notes contained in this Report and in our subsequent reports filed with the Securities and Exchange Commission ("SEC"), as well as the section of this Report and our other reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

CAUTIONARY STATEMENT

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO CONTAINED ELSEWHERE IN THIS REPORT. THE INFORMATION CONTAINED IN THIS CURRENT REPORT ON FORM 8-K IS NOT A COMPLETE DESCRIPTION OF OUR BUSINESS OR THE RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK. WE URGE YOU TO CAREFULLY REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY US IN THIS REPORT AND IN OUR OTHER REPORTS FILED WITH THE SEC, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AND OUR SUBSEQUENT REPORTS ON FORMS 10-Q AND 8-K, THAT DISCUSS OUR BUSINESS IN GREATER DETAIL.

    THE SECTION ENTITLED "RISK FACTORS" SET FORTH BELOW, AND SIMILAR DISCUSSIONS IN OUR OTHER SEC FILINGS, DISCUSS SOME OF THE IMPORTANT RISK FACTORS THAT MAY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. YOU SHOULD CAREFULLY CONSIDER THOSE RISKS, IN ADDITION TO THE OTHER INFORMATION IN THIS REPORT AND IN OUR OTHER FILINGS WITH THE SEC, BEFORE DECIDING TO INVEST IN OUR COMPANY OR TO MAINTAIN OR INCREASE YOUR INVESTMENT.

    THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS WHICH INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING PROJECTED REVENUES, EXPENSES, GROSS PROFIT AND INCOME, THE NEED FOR ADDITIONAL CAPITAL, YEAR 2000 COMPLIANCE, MARKET ACCEPTANCE OF OUR PRODUCTS, OUR ABILITY TO CONSUMMATE ACQUISITIONS AND INTEGRATE THEIR OPERATIONS SUCCESSFULLY, THE COMPETITIVE NATURE OF OUR MARKETS, OUR ABILITY TO ACHIEVE FURTHER PRODUCT INTEGRATION, THE STATUS OF EVOLVING TECHNOLOGIES AND THEIR GROWTH POTENTIAL, OUR PRODUCTION CAPACITY, OUR ABILITY TO MIGRATE TO SMALLER PROCESS GEOMETRIES, AND THE SUCCESS OF PENDING LITIGATION. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON OUR CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT OUR INDUSTRY, MANAGEMENT'S BELIEFS, AND CERTAIN ASSUMPTIONS MADE BY US. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," "MAY," "WILL" AND VARIATIONS OF THESE WORDS OR SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. IN ADDITION, ANY STATEMENTS THAT REFER TO EXPECTATIONS, PROJECTIONS OR OTHER CHARACTERIZATIONS OF FUTURE EVENTS OR CIRCUMSTANCES, INCLUDING ANY UNDERLYING ASSUMPTIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT. THEREFORE, OUR ACTUAL RESULTS COULD DIFFER MATERIALLY AND ADVERSELY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. WE UNDERTAKE NO OBLIGATION TO REVISE OR UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON.

    ALL SHARE NUMBERS AND PER SHARE AMOUNTS IN THIS REPORT HAVE BEEN RETROACTIVELY ADJUSTED TO REFLECT OUR 2-FOR-1 STOCK SPLITS, EACH IN THE FORM OF A 100% STOCK DIVIDEND, EFFECTIVE FEBRUARY 17, 1999 AND FEBRUARY 11, 2000, RESPECTIVELY, AS WELL AS AN EARLIER 3-FOR-2 STOCK SPLIT EFFECTIVE MARCH 9, 1998.

OVERVIEW

    We are the leading provider of highly integrated silicon solutions that enable broadband digital transmission of voice, video and data to and throughout the home and within the business enterprise. These integrated circuits permit the cost effective delivery of high-speed, high-bandwidth networking using existing communications infrastructures that were not originally designed for the transmission of broadband digital content. Using proprietary technologies and advanced design methodologies, we design, develop and supply integrated circuits for a number of the most significant broadband communications markets, including the markets for digital cable set-top boxes, cable modems, high-speed office networks, home networking, Voice over Internet Protocol ("VoIP"), residential broadband gateways, direct broadcast satellite and terrestrial digital broadcast, optical networking, digital subscriber lines ("xDSL") and wireless communications. From our inception in 1991 through 1994, we were primarily engaged in product development and the establishment of strategic customer and foundry relationships. During that period, we generated the majority of our revenue from development work performed for key customers. We began shipping our products in 1994, and subsequently our revenue has grown predominately through sales of our semiconductor products. We intend to continue to enter into development contracts with key customers, but expect that development revenue will constitute a decreasing percentage of our total revenue. We also generate a small percentage of our product revenue from sales of software and software support and sales of system-level reference designs.

    We recognize product revenue at the time of shipment. Provision is concurrently made for estimated product returns, which historically have been immaterial. Our products typically carry a one-year warranty. We recognize development revenue when earned. Revenue from licensed software is recognized at the time of shipment, provided that we have vendor-specific objective evidence of the fair value of each element of the software offering. Revenue from post-contract customer support and any other future deliverables is deferred and earned over the support period or as contract elements are delivered.

    The percent of our revenue derived from independent customers located outside of the United States was approximately 17.2% in 1999, 17.2% in 1998 and 19.6% in 1997. All of our revenue to date has been denominated in U.S. dollars. See Note 10 of Notes to Consolidated Financial Statements.

    From time to time, our key customers have placed large orders causing our quarterly revenue to fluctuate significantly. We expect these fluctuations will continue in the future. Sales to our five largest customers, including sales to their respective manufacturing subcontractors, represented approximately 66.6% of our revenue in 1999, 74.1% of our revenue in 1998 and 56.2% of our revenue in 1997. We expect that our key customers will continue to account for a significant portion of our revenue for 2000 and in the future.

    Our gross margin has been affected in the past, and may continue to be affected in the future, by various factors, including, but not limited to, the following:

    -  our product mix;

    -  the position of our products in their respective life cycles;

    -  competitive pricing strategies;

    -  the mix of product revenue and development revenue; and

    -  manufacturing cost efficiencies and inefficiencies.

    For example, newly-introduced products generally have higher average selling prices and gross margins, both of which typically decline over product life cycles due to competitive pressures and volume pricing agreements. Our gross margin and operating results in the future may continue to fluctuate as a result of these and other factors.

    The sales cycle for the test and evaluation of our products can range from three to six months or more, with an additional three to six months or more before a customer commences volume production of equipment incorporating our products. Due to these lengthy sales cycles, we may experience a significant delay between increasing expenses for research and development and selling, general and administrative efforts, and the generation of corresponding revenue, if any. Furthermore, during 2000 and thereafter, we intend to continue to increase our investment in research and development, selling, general and administrative functions and inventory as we expand our operations. We anticipate that the rate of new orders may vary significantly from month to month. Consequently, if anticipated sales and shipments in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, and our operating results for that quarter and, potentially future quarters, would be materially and adversely affected.

RESULTS OF OPERATIONS

    The following table sets forth certain statement of operations data expressed as a percentage of revenue for the periods indicated:


                                                           YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1999        1998         1997
                                                        -----       -----       -----
        Revenue                                         100.0%      100.0%      100.0%
                                                        -----       -----       -----
        Cost of revenue                                  40.7        42.2        36.8
                                                        -----       -----       -----
        Gross profit                                     59.3        57.8        63.2
        Operating expense:
             Research and development                    23.3        25.6        53.9
             Selling, general and administrative         12.0        15.7        28.1
             Merger-related costs                         2.9          --          --
             Litigation settlement costs                  3.3          --          --
                                                        -----       -----       -----
        Income (loss) from operations                    17.8        16.5       (18.8)
        Interest and other income, net                    1.6         1.9          .3
                                                        -----       -----       -----
        Income (loss) before income taxes                19.4        18.4       (18.5)
        Provision (benefit) for income taxes              5.5         8.5        (2.0)
                                                        -----       -----       -----
        Net income (loss)                                13.9%        9.9%      (16.5)%
                                                        =====       =====       =====


YEARS ENDED DECEMBER 31, 1999 AND 1998

    Effects of Pooling-of-Interests Transactions. On May 31, 1999 we completed the acquisitions of Maverick Networks, Epigram, Inc. and Armedia, Inc. On August 31, 1999 we completed the acquisitions of HotHaus Technologies Inc. and AltoCom, Inc. On February 29 and March 1, 2000 we completed the acquisitions of Digital Furnace Corporation, BlueSteel Networks, Inc. and Stellar Semiconductor, Inc. On May 31, 2000 we completed the acquisition of Pivotal Technologies Corporation. Each of the acquisitions has been accounted for as a pooling of interests. Accordingly, our historical consolidated financial statements and the discussion and analysis of financial condition and results of operations for prior periods have been restated to include the operations of these nine companies as if they had combined with our company at the beginning of the first period presented. Included in revenue and net income for 1999 were revenue and net losses aggregating $11.3 million and $19.6 million, respectively, from these nine acquisitions incurred prior to the respective closings of the transactions.

    Revenue. Revenue consists of product revenue generated principally by sales of our semiconductor products and, to a lesser extent, from sales of software and software support and development revenue generated under development contracts with our customers. Revenue for 1999 was $521.2 million, an increase of $304.5 million or 140.5% as compared with revenue of $216.7 million in 1998. The growth in revenue resulted mainly from increases in volume shipments of our semiconductor products for the high-speed networking market, digital cable set-top boxes and cable modems.

    Gross Profit. Gross profit represents revenue less the cost of revenue. Cost of revenue includes the cost of purchasing the finished silicon wafers processed by independent foundries, and costs associated with assembly, test and quality assurance for those products, as well as costs of personnel and equipment associated with manufacturing support and contracted development work. Gross profit for 1999 was $309.2 million or 59.3% of revenue, an increase of $183.9 million or 146.7% from gross profit of $125.3 million or 57.8% of revenue in 1998. The increase in gross profit was mainly attributable to the significant increase in the volume of semiconductor product shipments. The increase in gross profit as a percentage of revenue was driven by cost reductions from our suppliers as well as lower than expected rates of price erosion in our major markets. We expect that gross profit as a percentage of revenue will decline in future periods due to higher anticipated silicon wafer costs and as volume-pricing agreements and competitive pricing strategies continue to take effect. In addition, our gross margin may be affected by the future introduction of certain lower margin products.

Research and Development Expense. Research and development expense consists primarily of salaries and related costs of employees engaged in research, design and development activities, costs related to engineering design tools, and subcontracting costs. Research and development expense for 1999 was $121.7 million or 23.3% of revenue, an increase of $66.2 million or 119.2% as compared with research and development expense of $55.5 million or 25.6% of revenue in 1998. The increase in absolute dollars was primarily due to the addition of personnel and the investment in design tools for the development of new products and the enhancement of existing products. The decrease in research and development expense as a percentage of revenue reflected the significant increase in revenue during 1999 as compared with 1998. We expect that research and development expense in absolute dollars will continue to increase for the foreseeable future as a result of indigenous growth and acquisitions.

    Selling, General and Administrative Expense. Selling, general and administrative expense consists primarily of personnel-related expenses, professional fees, trade show expenses and facilities expenses. Selling, general and administrative expense for 1999 was $62.6 million or 12.0% of revenue, an increase of $28.5 million or 83.5% as compared with selling, general and administrative expense of $34.1 million or 15.7% of revenue in 1998. The increase in absolute dollars reflected higher personnel-related costs resulting from the hiring of sales and marketing personnel, senior management and administrative personnel, and increased occupancy, legal and other professional fees, including increased expenses for litigation. The decline in selling, general and administrative expense as a percentage of revenue reflected the significant increase in revenue during 1999 as compared with 1998. We expect that selling, general and administrative expense in absolute dollars will continue to increase for the foreseeable future to support the planned continued expansion of our operations through indigenous growth and acquisitions and as a result of periodic changes in our infrastructure to support increased headcount, acquisition and integration activities, and international operations.

    Merger-Related Costs. Merger-related costs consist primarily of transaction costs, such as fees for investment bankers, attorneys, accountants and other related fees and expenses, and certain restructuring costs related to the disposal of duplicative facilities and assets and the write-down of unutilized assets. Merger-related costs of approximately $15.2 million in 1999 were incurred in connection with the acquisitions of Maverick, Epigram, Armedia, HotHaus, and AltoCom. No comparable merger-related costs were incurred in 1998.

    Litigation Settlement Costs. Litigation settlement costs consist primarily of settlement fees and associated attorneys' fees, expenses and court costs. Litigation settlement costs of approximately $17.0 million were incurred in 1999. No comparable litigation settlement costs were incurred in 1998.

    Deferred Compensation. We recorded approximately $9.3 million and $8.9 million of deferred compensation in 1999 and 1998, respectively. Of these amounts, approximately $9.3 million in 1999 and $3.6 million in 1998 represent deferred compensation related to the grant of stock options to certain employees of acquired companies. Deferred compensation represents the difference between the fair value of the common stock for accounting purposes and the exercise price of such options at the date of grant. We have presented these amounts as a reduction of shareholders' equity and are amortizing these amounts ratably over the respective vesting periods of the applicable options. We amortized to expense an aggregate of $4.7 million of deferred compensation in 1999 and $1.9 million in 1998.

    Interest and Other Income, Net. Interest and other income, net reflects interest earned on average cash and cash equivalents and investment balances, less interest on our long-term debt and capital lease obligations. Interest and other income, net for 1999 was $8.6 million as compared with $4.2 million in 1998. This increase was principally due to increased cash balances available to invest resulting from the consummation of our initial public offering and sale of shares to Cisco Systems, Inc. in April 1998, a follow-on offering in October 1998, and cash generated by operations.

    Provision for Income Taxes. Our effective tax rate was 28.5% for 1999 and 46.3% for 1998. The federal statutory rate was 35% for both periods. Our 1999 effective tax rate was reduced by tax benefits associated with research and development credits. Our 1998 effective tax rate was increased by our inability to recognize the tax benefits of Epigram, Armedia and HotHaus net operating losses incurred during 1998. We utilize the liability method of accounting for income taxes as set forth in Financial Accounting Standards Board ("FASB") Statement No. 109, Accounting for Income Taxes. See Note 4 of Notes to Consolidated Financial Statements.

    At December 31, 1999 and 1998 we provided a valuation allowance of $6.9 million against a portion of certain acquired net operating losses, due to uncertainty regarding their future realization. The utilization of such losses is subject to stringent limitations under the Internal Revenue Code. There is no valuation allowance provided on the remainder of our deferred tax assets, as we believe it is more likely than not that these assets will be realized. The primary basis for this conclusion is the expectation of future income from our ordinary and recurring operations.


YEARS ENDED DECEMBER 31, 1998 AND 1997

    Revenue. Revenue for 1998 was $216.7 million, an increase of $174.4 million or 411.9% as compared with revenue of $42.3 million in 1997. This growth in revenue was derived mainly from increases in volume shipments of our semiconductor products for the high-speed networking market, digital cable set-top boxes and cable modems.

    Gross Profit. Gross profit for 1998 was $125.3 million or 57.8% of revenue, an increase of $98.5 million or 368.0% from gross profit of $26.8 million or 63.2% of revenue in 1997. The increase in gross profit was mainly attributable to the significant increase in the volume of product shipments. The decrease in gross profit as a percentage of revenue was largely driven by volume pricing agreements on products for the high-speed networking market.

    Research and Development Expense. Research and development expense for 1998 was $55.5 million or 25.6% of revenue, an increase of $32.7 million or 143.4% as compared with research and development expense of $22.8 million or 53.9% of revenue in 1997. The increase in absolute dollars was primarily due to the addition of personnel and the investment in design tools for the development of new products and the enhancement of existing products. The decline in research and development expense as a percentage of revenue reflected a significant increase in revenue during 1998.

    Selling, General and Administrative Expense. Selling, general and administrative expense for 1998 was $34.1 million or 15.7% of revenue, an increase of $22.2 million or 187.1% as compared with selling, general and administrative expense of $11.9 million or 28.1% of revenue in 1997. The increase in absolute dollars reflected higher personnel-related costs resulting from the hiring of sales and marketing personnel, senior management and administrative personnel, and increased occupancy, legal and other professional fees, including increased expenses for litigation. The decline in selling, general and administrative expense as a percentage of revenue reflected a significant increase in revenue during 1998.

    Deferred Compensation. We recorded approximately $8.9 million and $1.2 million of deferred compensation in 1998 and 1997, respectively. Of the 1998 amount, approximately $3.6 million represents deferred compensation related to the grant of stock options to certain employees of acquired companies. Deferred compensation represents the difference between the fair value of the common stock for accounting purposes and the exercise price of such options at the date of grant. We have presented these amounts as a reduction of shareholders' equity and are amortizing these amounts ratably over the respective vesting periods of the applicable options. We amortized to expense an aggregate of $1.9 million of deferred compensation in 1998 and $66,000 in 1997.

    Interest and Other Income, Net. Interest and other income, net reflects interest earned on average cash and cash equivalents and investment balances, less interest on our long-term debt and capital lease obligations. Interest and other income, net for 1998 was $4.2 million compared to $107,000 in 1997. This increase was principally due to increased cash balances available to invest resulting from the consummation of our initial public offering and sale of shares to Cisco Systems, Inc. in April 1998, and a follow-on offering in October 1998.

    Provision (Benefit) for Income Taxes. Our effective tax rate (benefit) was 46.3% in 1998 and (10.9)% in 1997. The federal statutory tax rates were 35% in 1998 and 34% in 1997. Our effective tax rate was increased in 1998, and our benefit was reduced in 1997, by our inability to recognize the tax benefit of Epigram, Armedia and HotHaus net operating losses incurred during both periods. See Note 4 of Notes to Consolidated Financial Statements.


LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations through a combination of sales of equity securities and cash generated by operations. At December 31, 1999 we had $313.7 million in working capital, $270.9 million in cash, cash equivalents and short-term investments, and $9.4 million in long-term investments.

    Operating activities provided cash of $54.2 million in 1999. This was primarily the result of net income, the non-cash impact of depreciation and amortization, and increases in accounts payable and other accrued liabilities, partially offset by increases in accounts receivable, inventory, deferred tax assets and prepaid expenses and other assets. Operating activities used cash of $11.7 million in 1998 and $6.5 million in 1997.

    Cash used in operating activities in 1998 was primarily the result of increases in accounts receivable, inventory, deferred tax assets and prepaids and other assets, partially offset by net income, the non-cash impact of depreciation and amortization and growth in accounts payable and other accrued liabilities. Cash used in operating activities in 1997 was primarily attributable to a net loss, growth in accounts receivable, inventory, and a decrease in income taxes payable, which more than offset increases in accounts payable and the non-cash impact of depreciation and amortization.

    Investing activities used cash in the amount of $22.2 million in 1999 for the net purchase of held-to-maturity investments and $31.3 million for the purchase of capital equipment to support our expanding operations. Investing activities used cash of $107.0 million in 1998 for the net purchase of held-to-maturity investments and the purchase of capital equipment to support our expanding operations. Investing activities used cash of $8.8 million in 1997, primarily for the purchase of capital equipment.

    Cash provided by financing activities was $102.6 million in 1999, which was primarily the result of $51.7 million in tax benefits related to stock option exercises and $56.7 million in net proceeds from issuances of common stock, partially offset by $8.4 million in payments on long-term obligations of acquired companies. Cash provided by financing activities in 1998 was $161.8 million, primarily the result of $79.2 million in aggregate net proceeds from our initial public offering and sale of Class A common stock to Cisco Systems in April 1998, $30.5 million in net proceeds from our follow-on offering in October 1998, $25.8 million in net proceeds from other issuances of common stock, and $25.2 million in tax benefits related to stock option exercises. Cash provided by financing activities was $40.0 million in 1997, primarily from the sale of convertible preferred stock and common stock and the establishment of a revolving credit facility and term loan.

    We believe that our existing cash, cash equivalents and investments on hand, together with cash that we expect to generate from our operations, will be sufficient to meet our capital needs for at least the next twelve months. However, it is possible that we may need to raise additional funds to fund our activities beyond the next year or to consummate acquisitions of other businesses, products or technologies. We could raise such funds by selling more stock to the public or to selected investors, or by borrowing money. In addition, even though we may not need additional funds, we may still elect to sell additional equity securities or obtain credit facilities for other reasons. We may not be able to obtain additional funds on terms that would be favorable to our shareholders and us, or at all. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing shareholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock.

    We had commitments totaling approximately $4.0 million as of December 31, 1999 primarily for the purchase of engineering design tools, computer hardware and information systems infrastructure. During 1999 we spent $33.6 million on capital equipment to support our expanding operations. We expect that we will spend more than that amount during 2000 to purchase additional engineering design tools, computer hardware, test equipment, information systems and leasehold improvements, as our operations continue to expand and as we integrate and upgrade the capital equipment and facilities of acquired companies. We may finance these purchases from our cash and cash equivalents and investments on hand, cash generated from our operations, borrowings, equity offerings, or a combination thereof. See Note 6 of Notes to Consolidated Financial Statements.

    Although we believe we have sufficient capital to fund our activities for at least the next twelve months, our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:

    -  the market acceptance of our products;

    - the levels of promotion and advertising that will be required to launch our new products and achieve and maintain a competitive position in the marketplace;

    -  volume price discounts;

    - our business, product, capital expenditure and research and development plans and product and technology roadmaps;

    -  the levels of inventory and accounts receivable that we maintain;

    -  capital improvements to new and existing facilities;

    -  technological advances;

    -  our competitors' response to our products; and

    -  our relationships with suppliers and customers.

    In addition, we may require additional capital to accommodate planned growth, hiring, infrastructure and facility needs or to consummate acquisitions of other businesses, products or technologies.


YEAR 2000 COMPLIANCE

    To date we have not experienced any known material Year 2000 problems in our products, our internal systems or facilities, or the products, systems and services of third parties. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly. We did not incur material costs to identify and address specific Year 2000 compliance issues. We could however incur additional costs in addressing any residual Year 2000 issues, which could have a material and adverse effect on our business.


RISK FACTORS

    BEFORE DECIDING TO INVEST IN OUR COMPANY OR TO MAINTAIN OR INCREASE YOUR INVESTMENT, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS REPORT AND IN OUR OTHER FILINGS WITH THE SEC, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AS WELL AS OUR SUBSEQUENT REPORTS ON FORMS 10-Q AND 8-K. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO AFFECT OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS ACTUALLY OCCUR, THAT COULD SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. IN THAT EVENT, THE MARKET PRICE FOR OUR CLASS A COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY. AS A RESULT, WE MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

    Our quarterly revenues and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:

    -  the volume of our product sales and pricing concessions on volume sales;

    -  the timing, rescheduling or cancellation of significant customer orders;

    -  the gain or loss of a key customer;

    - the qualification, availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

    - silicon wafer pricing and the availability of foundry and assembly capacity and raw materials;

    - our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner;

    - the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification;

    - the rate at which our present and future customers and end users adopt Broadcom technologies in our target markets;

    - the rate of adoption and acceptance of new industry standards in our target markets;

    -  the effects of new and emerging technologies;

    -  intellectual property disputes and customer indemnification claims;

    - the risks inherent in our acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, costs and unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized;

    -  the effectiveness of our product cost reduction efforts;

    - fluctuations in the manufacturing yields of our semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products;

    - the risks of producing products with new suppliers and at new fabrication and assembly facilities;

    -  the risks and uncertainties associated with our international operations;

    - problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration;

    - our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels that we need to implement our business and product plans;

    -  changes in our product or customer mix;

    -  the quality of our products and any remediation costs;

    -  the effects of natural disasters and other events beyond our control;

    -  the level of orders received that we can ship in a fiscal quarter;

    - potential business disruptions, claims, expenses and other difficulties resulting from residual "Year 2000" problems in computer-based systems used by us, our suppliers or our customers;

    ~ economic and market conditions in the semiconductor industry and the broadband communications markets; and

    -  general economic and market conditions.

    We intend to continue to increase our operating expenses in 2000 and in the future. A large portion of our operating expenses, including rent, salaries and capital lease expenditures, is fixed and difficult to reduce or change. Accordingly, if our total revenue does not meet our expectations, we probably would not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue. In that event, our business, financial condition and results of operations would be materially and adversely affected.

    Due to all of the foregoing factors, and the other risks discussed in this report, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.

BECAUSE WE DEPEND ON A FEW SIGNIFICANT CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUES, THE LOSS OF A KEY CUSTOMER COULD SERIOUSLY HARM OUR BUSINESS. IN ADDITION, IF WE ARE UNABLE TO CONTINUE TO SELL EXISTING AND NEW PRODUCTS TO OUR KEY CUSTOMERS IN SIGNIFICANT QUANTITIES OR TO ATTRACT NEW SIGNIFICANT CUSTOMERS, OUR FUTURE OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

    We have derived a substantial portion of our revenues in the past from sales to a relatively small number of customers. As a result, the loss of any significant customer could materially and adversely affect our financial condition and results of operations. Sales to General Instrument (which was acquired by Motorola in January 2000), 3Com, and Cisco, including sales to their respective manufacturing subcontractors, accounted for approximately 27.4%, 18.0% and 10.6%, respectively, of our revenue in the year ended December 31, 1999. Sales to our five largest customers, including sales to their respective manufacturing subcontractors, represented approximately 66.6% of our revenue in 1999, 74.1% of our revenue in 1998 and 56.2% of our revenue in 1997. We expect that our key customers will continue to account for a substantial portion of our revenues for 2000 and in the future. Accordingly, our future operating results will continue to depend on the success of our largest customers and on our ability to sell existing and new products to these customers in significant quantities.

    We may not be able to maintain or increase sales to certain of our key customers for a variety of reasons, including the following:

    - Most of our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty.

    - Our agreements with our customers typically do not require them to purchase a minimum amount of our products.

    - Many of our customers have pre-existing relationships with our current or potential competitors that may affect their decision to purchase our products.

    - Our customers face intense competition from other manufacturers that do not use our products.

    - Some of our customers offer or may offer products that compete with our products.

    - Our longstanding relationships with some of our larger customers may also deter other potential customers who compete with these customers from buying our products.

    In addition, in order to attract new customers or retain existing customers, we may offer certain customers favorable prices on our products. If these prices are lower than the prices paid by our existing customers, we would have to offer the same lower prices to certain of our customers who have contractual "most favored nation" pricing arrangements. In that event, our average selling prices and gross margins would decline. The loss of a key customer, a reduction in our sales to any key customer or our inability to attract new significant customers could materially and adversely affect our business, financial condition or results of operations.


WE FACE INTENSE COMPETITION IN THE BROADBAND COMMUNICATIONS MARKETS AND SEMICONDUCTOR INDUSTRY, WHICH COULD REDUCE OUR MARKET SHARE IN EXISTING MARKETS AND AFFECT OUR ENTRY INTO NEW MARKETS.

    The broadband communications markets and semiconductor industry are intensely competitive. We expect competition to continue to increase in the future as industry standards become well known and as other competitors enter our target markets. We currently compete with a number of major domestic and international suppliers of integrated circuits in the markets for digital cable set-top boxes, cable modems, high-speed office networks, home networking, Voice over Internet Protocol ("VoIP"), residential broadband gateways, direct broadcast satellite and terrestrial digital satellite, optical networking, digital subscriber lines ("xDSL") and wireless communications. This competition has resulted and may continue to result in declining average selling prices for our products. In all of our target markets, we also may face competition from newly established competitors and suppliers of products based on new or emerging technologies. We also expect to encounter further consolidation in the markets in which we compete.

    Many of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Existing or new competitors may also develop technologies in the future that more effectively address the transmission of digital information through existing analog infrastructures or through new digital infrastructures at lower costs than our technologies. Increased competition has in the past and is likely to continue to result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to continue to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.


OUR ACQUISITION STRATEGY MAY REQUIRE US TO UNDERTAKE SIGNIFICANT CAPITAL INFUSIONS, BE DILUTIVE TO OUR EXISTING SHAREHOLDERS, AND RESULT IN DIFFICULTIES IN ASSIMILATING AND INTEGRATING THE OPERATIONS, PERSONNEL, TECHNOLOGIES, PRODUCTS AND INFORMATION SYSTEMS OF ACQUIRED COMPANIES.

A key element of our business strategy involves expansion through the acquisition of businesses, products or technologies that allow us to complement our existing product offerings, expand our market coverage, increase our engineering workforce or enhance our technological capabilities. Since January 1999 we have acquired Maverick

Networks, Epigram, Inc., Armedia, Inc., HotHaus Technologies Inc., AltoCom, Inc., Digital Furnace Corporation, BlueSteel Networks, Inc., Stellar Semiconductor, Inc. and Pivotal Technologies Corporation. We plan to continue to pursue acquisition opportunities in 2000 and in the future. Acquisitions may require significant capital infusions, typically entail many risks and could result in difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of the acquired company. We may also encounter delays in the timing and successful completion of the acquired company's technology and product development through volume production, costs and unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, or contractual, intellectual property or employment issues. In addition, the key personnel of the acquired company may decide not to work for us. The acquisition of another company or its products and technologies may also require us to enter into a geographic or business market in which we have little or no prior experience. These challenges could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, acquisitions may materially and adversely affect our results of operations because they may require large one-time write-offs, increased debt or contingent liabilities, substantial depreciation or deferred compensation charges or the amortization of expenses related to goodwill and other intangible assets. We may seek to account for acquisitions under the pooling-of-interests accounting method, but that method may not be available. Any of these events could cause the price of our Class A common stock to decline. Furthermore, if we issue equity or convertible debt securities in connection with an acquisition, as in the case of our recent acquisitions, the issuance may be dilutive to our existing shareholders. In addition, the equity or debt securities that we may issue could have rights, preferences or privileges senior to those of the holders of our common stock. Thus, for example, as a consequence of the pooling-of-interest rules, the securities issued in each of the nine acquisitions described above were Class
B common stock, which has voting rights superior to our publicly-traded Class A common stock.

    We cannot assure you that we will be able to consummate any pending or future acquisitions or that we will realize the benefits anticipated from these acquisitions. In the future, we may not be able to find other suitable acquisition opportunities that are available at attractive valuations. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms. Moreover, due to our limited acquisition experience, it may be difficult for us to successfully integrate any acquired businesses, products, technologies or personnel, which could materially and adversely affect our business, financial condition and results of operations.


WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE SEMICONDUCTOR INDUSTRY AND BROADBAND COMMUNICATIONS MARKETS IN ORDER TO REMAIN COMPETITIVE.

    Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to continue to develop and introduce new and enhanced products to meet our customers' changing demands. Substantially all of our product revenue in recent fiscal quarters has been derived from sales of products for the high-speed office network, digital cable set-top box and cable modem markets. These markets are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and short product life cycles. In addition, these markets continue to undergo rapid growth and consolidation. A significant slowdown in any of these markets or other broadband communications markets could materially and adversely affect our business, financial condition and results of operations. Our success will also depend on the ability of our customers to develop new products and enhance existing products for the broadband communications markets and to introduce and promote those products successfully. The broadband communications markets may not continue to develop to the extent or in the timeframes that we anticipate. If new markets do not develop as we anticipate, or if our products do not gain widespread acceptance in these markets, our business, financial condition and results of operations could be materially and adversely affected.


IF WE DO NOT ANTICIPATE AND ADAPT TO EVOLVING INDUSTRY STANDARDS IN THE SEMICONDUCTOR INDUSTRY AND BROADBAND COMMUNICATIONS MARKETS, OUR PRODUCTS COULD BECOME OBSOLETE AND WE COULD LOSE MARKET SHARE.

Products for broadband communications applications generally are based on industry standards that are continually evolving. If new industry standards emerge, our products or our customers' products could become unmarketable or obsolete. We may also have to incur substantial unanticipated costs to comply with these new standards. Our past sales and profitability have resulted, to a large extent, from our ability to anticipate changes in technology and industry standards and to develop and introduce new and enhanced products. Our ability to adapt to these changes and to anticipate future standards, and the rate of adoption and acceptance of those standards, will be a significant factor in maintaining or improving our competitive position and prospects for growth. We have in the past invested substantial resources in emerging technologies that did not achieve the market acceptance that we had expected. Our inability to anticipate the evolving standards in the semiconductor industry and, in particular the broadband communications markets, or to develop and introduce new products successfully into these markets could materially and adversely affect our business, financial condition and results of operations.


IF WE ARE UNABLE TO DEVELOP AND INTRODUCE NEW PRODUCTS SUCCESSFULLY AND IN A COST-EFFECTIVE AND TIMELY MANNER OR TO ACHIEVE MARKET ACCEPTANCE OF OUR NEW PRODUCTS, OUR OPERATING RESULTS WOULD BE ADVERSELY AFFECTED.

    Our future success will depend on our ability to develop new silicon solutions for existing and new markets, introduce these products in a cost-effective and timely manner and convince leading equipment manufacturers to select these products for design into their own new products. Our quarterly results in the past have been, and are expected in the future to continue to be, dependent on the introduction of a relatively small number of new products and the timely completion and delivery of those products to customers. The development of new silicon devices is highly complex, and from time to time we have experienced delays in completing the development and introduction of new products. Our ability to develop and deliver new products successfully will depend on various factors, including our ability to:

    -  accurately predict market requirements and evolving industry standards;

    -  accurately define new products;

    -  timely complete and introduce new product designs;

    - timely qualify and obtain industry interoperability certification of our products and our customers' products into which our products will be incorporated;

    -  obtain sufficient foundry capacity;

    -  achieve high manufacturing yields; and

    -  gain market acceptance of our products and our customers' products.

    If we are not able to develop and introduce new products successfully and in a cost-effective and timely manner, our business, financial condition and results of operations would be materially and adversely affected.

    Our new products generally are incorporated into our customers' products at the design stage. We have often incurred significant expenditures on the development of a new product without any assurance that an equipment manufacturer will select our product for design into its own product. The value of our products largely depends on the commercial success of our customers' products and on the extent to which those products accommodate components manufactured by our competitors. We cannot assure you that we will continue to achieve design wins. In addition, the equipment that incorporates our products may never become commercially successful.


WE DEPEND ON TWO INDEPENDENT FOUNDRIES TO MANUFACTURE SUBSTANTIALLY ALL OF OUR CURRENT PRODUCTS, AND ANY FAILURE TO OBTAIN SUFFICIENT FOUNDRY CAPACITY COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

    We do not own or operate a fabrication facility. Two outside foundries, Taiwan Semiconductor Manufacturing Corporation, or TSMC, in Taiwan and Chartered Semiconductor Manufacturing, or Chartered, in Singapore, currently manufacture substantially all of our semiconductor devices in current production. In September 1999 TSMC's principal facility was affected by a significant earthquake in Taiwan. As a consequence of this earthquake, TSMC suffered power outages and equipment damage that impaired TSMC's wafer deliveries and, together with strong demand, could result in wafer shortages and higher wafer pricing industrywide.

    Because we rely on outside foundries with limited capacity, we face several significant risks, including:

    - a lack of ensured wafer supply and potential wafer shortages and higher wafer prices;

    - limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs; and

    - the unavailability of or potential delays in obtaining access to key process technologies.

    In addition, the manufacture of integrated circuits is a highly complex and technologically demanding process. Although we work closely with our foundries to minimize the likelihood of reduced manufacturing yields, our foundries have from time to time experienced lower than anticipated manufacturing yields. This often occurs during the production of new products or the installation and start-up of new process technologies.

    The ability of each foundry to provide us with semiconductor devices is limited by its available capacity. Although we have entered into contractual commitments to supply specified levels of products to certain of our customers, we do not have a long-term volume purchase agreement or a guaranteed level of production capacity with either TSMC or Chartered. Foundry capacity may not be available when we need it or at reasonable prices. Availability of foundry capacity has recently been reduced due to strong demand. We place our orders on the basis of our customers' purchase orders, and TSMC and Chartered can allocate capacity to the production of other companies' products and reduce deliveries to us on short notice. It is possible that foundry customers that are larger and better financed than we are, or that have long-term agreements with TSMC or Chartered, may induce our foundries to reallocate capacity to them. Such a reallocation could impair our ability to secure the supply of components that we need. Although we primarily use two independent foundries, most of our components are not manufactured at both foundries at any given time and some of our products may be designed to be manufactured at only one. Accordingly, if one of our foundries is unable to provide us with components as needed, we could experience significant delays in securing sufficient supplies of those components. Any of these delays would likely materially and adversely affect our business, financial condition and results of operations. In addition, if either TSMC or Chartered experiences financial difficulties, if either foundry suffers any damage to its facilities or in the event of any other disruption of foundry capacity, we may not be able to qualify an alternative foundry in a timely manner. Even our current foundries would need to have new manufacturing processes qualified if there is a disruption in an existing process. If we choose to use a new foundry or process, it would typically take us several months to qualify the new foundry or process before we can begin shipping products from it. If we cannot accomplish this qualification in a timely manner, we may still experience a significant interruption in supply of the affected products. We cannot assure you that any of our existing or new foundries would be able to produce integrated circuits with acceptable manufacturing yields. Furthermore, our foundries may not be able to deliver enough semiconductor devices to us on a timely basis, or at reasonable prices.

    Certain of our acquired companies have established relationships with foundries other than TSMC and Chartered, and we are using these other foundries to produce the initial products of these acquired companies. We may utilize such foundries for other products in the future. In using these new foundries, we will be subject to all of the same risks described in the foregoing paragraphs with respect to TSMC and Chartered.


WE MAY BE UNABLE TO RETAIN KEY TECHNICAL AND SENIOR MANAGEMENT PERSONNEL AND ATTRACT ADDITIONAL KEY EMPLOYEES, WHICH COULD SERIOUSLY HARM OUR BUSINESS.

    Our future success depends to a significant extent upon the continued service of our key technical and senior management personnel, in particular, our co-founder, President and Chief Executive Officer, Dr. Henry T. Nicholas III, and our co-founder, Vice President of Research & Development and Chief Technical Officer, Dr. Henry Samueli. We do not have employment agreements with these executives or any other key employees that govern the length of their service. The loss of the services of Dr. Nicholas or Dr. Samueli, or certain other key employees, would likely materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain and motivate qualified personnel, particularly digital circuit designers, mixed-signal circuit designers and systems applications engineers. Competition for these employees is intense. Our inability to attract and retain additional key employees could have an adverse effect on our business, financial condition and results of operations.


OUR INABILITY TO MANAGE OUR SIGNIFICANT RECENT AND ANTICIPATED FUTURE GROWTH COULD STRAIN OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES, AND COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

During the past year, we have continued to significantly increase the scope of our operations and expand our workforce, growing from 436 employees in December 31, 1998 to 1,459 employees as of June 30, 2000, including contract and temporary employees and employees who joined us as the result of acquisitions. This growth has placed, and our anticipated future growth of operations is expected to continue to place, a significant strain on our management personnel, systems and resources. We anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the ongoing improvement of our accounting and other internal management systems. We also will need to continue to expand, train, manage and motivate our workforce. All of these endeavors will require substantial management effort. In the future, we may need to expand our facilities or relocate some or all of our employees or operations from time to time to support our growth. These relocations could result in temporary disruptions of our operations or a diversion of management's attention and resources. If we are unable to effectively manage expanding operations, our business, financial condition and results of operations could be materially and adversely affected.

THE LOSS OF ANY OF THE THREE THIRD-PARTY SUBCONTRACTORS THAT ASSEMBLE AND TEST SUBSTANTIALLY ALL OF OUR CURRENT PRODUCTS COULD DISRUPT OUR SHIPMENTS, HARM OUR CUSTOMER RELATIONSHIPS AND ADVERSELY AFFECT OUR NET SALES.

    Three third-party subcontractors, ASAT Ltd. in Hong Kong, ST Assembly Test Services, STATS, in Singapore, and Amkor Technology in the Philippines and South Korea, assemble and test almost all of our current products. Because we rely on third-party subcontractors to assemble and test our products, we cannot directly control our product delivery schedules and quality assurance and control. This lack of control has in the past, and could in the future, result in product shortages or quality assurance problems that could increase our manufacturing, assembly or testing costs. We do not have long-term agreements with ASAT, STATS or Amkor. We typically procure services from these suppliers on a per order basis. If either ASAT, STATS or Amkor experiences capacity constraints or financial difficulties, if any subcontractor suffers any damage to its facilities or in the event of any other disruption of assembly and testing capacity, we may not be able to obtain alternative assembly and testing services in a timely manner. Due to the amount of time that it usually takes us to qualify assemblers and testers, we could experience significant delays in product shipments if we are required to find alternative assemblers or testers for our components. Any problems that we may encounter with the delivery, quality or cost of our products could materially and adversely affect our business, financial condition or results of operations.

    We are continuing to develop relationships with additional third-party subcontractors to assemble and test our products. In using these new subcontractors, we will be subject to all of the same risks described in the foregoing paragraph with respect to ASAT, STATS and Amkor.

AS OUR INTERNATIONAL BUSINESS EXPANDS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED AS A RESULT OF LEGAL, BUSINESS AND ECONOMIC RISKS SPECIFIC TO INTERNATIONAL OPERATIONS.

    We currently obtain substantially all of our manufacturing, assembly and testing services from suppliers located outside of the United States. In addition, approximately 17.2% of our revenue in each of the years ended December 31, 1999 and 1998 was derived from sales to independent customers outside the United States. We also frequently ship products to our domestic customers' international manufacturing divisions and subcontractors. In 1999 we established an international distribution center in Singapore and a design center in The Netherlands. As a result of our acquisition of HotHaus in August 1999, we now undertake software design, development and marketing activities in Canada. Furthermore, as a result of our acquisition of Armedia in May 1999, we also undertake design and development activities in India. In the future, we intend to continue to expand these international business activities and also to open other design and operational centers abroad. International operations are subject to many inherent risks, including:

    -  political, social and economic instability;

    -  trade restrictions;

    -  the imposition of governmental controls;

    - exposure to different legal standards, particularly with respect to intellectual property;

    -  burdens of complying with a variety of foreign laws;

    - import and export license requirements and restrictions of the United States and each other country in which we operate;

    -  unexpected changes in regulatory requirements;

    -  foreign technical standards;

    -  changes in tariffs;

    -  difficulties in staffing and managing international operations;

    -  fluctuations in currency exchange rates;

    -  difficulties in collecting receivables from foreign entities; and

    -  potentially adverse tax consequences.

    VARIOUS EXPORT LICENSING REQUIREMENTS, THE SEASONALITY OF INTERNATIONAL SALES OR AN INCREASE IN THE VALUE OF THE U.S. DOLLAR RELATIVE TO FOREIGN CURRENCIES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS OR REQUIRE US TO MODIFY OUR CURRENT BUSINESS PRACTICES SIGNIFICANTLY.

    Various government export regulations apply to the encryption or other features contained in some of our products. We have applied for and received several export licenses under these regulations, but we cannot assure you that we will obtain any licenses for which we have currently applied or any licenses that we may apply for in the future. If we do not receive the required licenses, we may be unable to manufacture the affected products at our foreign foundries or to ship these products to certain customers located outside the United States. Moreover, the seasonality of international sales and economic conditions in our primary overseas markets may negatively impact the demand for our products abroad. All of our international sales to date have been denominated in U.S. dollars. Accordingly, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. Any one or more of the foregoing factors could materially and adversely affect our business, financial condition or results of operations or require us to modify our current business practices significantly. We anticipate that these factors will impact our business to a greater degree as we further expand our international business activities.


OUR FUTURE SUCCESS DEPENDS IN SIGNIFICANT PART ON STRATEGIC RELATIONSHIPS WITH CERTAIN OF OUR CUSTOMERS. IF WE CANNOT MAINTAIN THESE RELATIONSHIPS OR IF THESE CUSTOMERS DEVELOP THEIR OWN SOLUTIONS OR ADOPT A COMPETITOR'S SOLUTIONS INSTEAD OF BUYING OUR PRODUCTS, OUR OPERATING RESULTS WOULD BE ADVERSELY AFFECTED.

    In the past, we have relied on our strategic relationships with certain customers who are technology leaders in our target markets. We intend to pursue and continue to form these strategic relationships in the future. These relationships often require us to develop new products that typically involve significant technological challenges. Our partners frequently place considerable pressure on us to meet their tight development schedules. Accordingly, we may have to devote a substantial amount of our limited resources to our strategic relationships, which could detract from or delay our completion of other important development projects. Delays in development could impair our relationships with our strategic partners and negatively impact sales of the products under development. Moreover, it is possible that our customers may develop their own solutions or adopt a competitor's solution for products that they currently buy from us. If that happens, our business, financial condition and results of operations could be materially and adversely affected.


WE MAY EXPERIENCE DIFFICULTIES IN TRANSITIONING TO SMALLER GEOMETRY PROCESS TECHNOLOGIES OR IN ACHIEVING HIGHER LEVELS OF DESIGN INTEGRATION AND THAT MAY RESULT IN REDUCED MANUFACTURING YIELDS, DELAYS IN PRODUCT DELIVERIES AND INCREASED EXPENSES.

    In order to remain competitive, we expect to transition our products to increasingly smaller geometries. This transition will require us to redesign certain products and modify the manufacturing processes for our products. We continually evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies in order to reduce our costs, and we have begun shifting certain products from .50 micron to .35 micron, .22 micron and smaller geometry processes. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes. These difficulties resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. We are dependent on our relationships with our foundries to transition to smaller geometry processes successfully. We cannot assure you that our foundries will be able to effectively manage the transition or that we will be able to maintain our relationships with our foundries. If our foundries or we experience significant delays in this transition or fail to efficiently implement this transition, our business, financial condition and results of operations could be materially and adversely affected. As smaller geometry processes become more prevalent, we expect to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, or at all.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD HARM OUR COMPETITIVE POSITION.

    Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect our proprietary technologies and processes. Despite our efforts to protect our proprietary technologies and processes, it is possible that certain of our competitors or other parties may obtain, use or disclose our technologies and processes. We currently hold 13 issued United States patents and have filed over 300 United States patent applications. We cannot assure you that any additional patents will be issued. Even if a new patent is issued, the claims allowed may not be sufficiently broad to protect our technology. In addition, any of our existing or future patents may be challenged, invalidated or circumvented. Moreover, any rights granted under these patents may not provide us with meaningful protection. If our patents do not adequately protect our technology, then our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents. Moreover, because we have participated in developing various industry standards, we may be required to license some of our technology and patents to others, including competitors, who develop products based on the adopted standards.

    We generally enter into confidentiality agreements with our employees and strategic partners. We also try to control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, parties may attempt to copy, disclose, obtain or use our products, services or technology without our authorization. As a result, our technologies and processes may be misappropriated, particularly in foreign countries where laws may not protect our proprietary rights as fully as in the United States.

    In addition, some of our customers have entered into agreements with us that grant them the right to use our proprietary technology if we ever fail to fulfill our obligations under those agreements, including product supply obligations, and do not correct this failure within a specified time period. Moreover, we often incorporate the intellectual property of our strategic customers into our own designs, and have certain obligations not to use or disclose their intellectual property without their authorization. We cannot assure you that our efforts to prevent the misappropriation or infringement of our intellectual property or the intellectual property of our customers will succeed. In the future, we may have to engage in litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others, including our customers. This litigation may be very expensive, divert management's attention and materially and adversely affect our business, financial condition and results of operations.


INFRINGEMENT OR OTHER CLAIMS AGAINST US COULD ADVERSELY AFFECT OUR ABILITY TO MARKET OUR PRODUCTS, REQUIRE US TO REDESIGN OUR PRODUCTS OR SEEK LICENSES FROM THIRD PARTIES AND SERIOUSLY HARM OUR OPERATING RESULTS.

Companies in the semiconductor industry often aggressively protect and pursue their intellectual property rights. From time to time, we have received, and may continue to receive in the future, notices that claim we have infringed upon, misappropriated or misused other parties' proprietary rights. In March 2000 Intel Corporation and its subsidiary Level One Communications, Inc. filed a lawsuit against us alleging misappropriation of trade secrets, unfair competition and tortious interference with existing contractual relations related to our recent hiring of three former Intel employees. In 1999 we settled litigation with Stanford Telecommunications, Inc. that related to the alleged infringement of one of Stanford's patents by several of our cable modem products. In 1999 we prevailed in litigation with Sarnoff Corporation and NxtWave Communications, Inc., formerly Sarnoff Digital Communications, Inc., which alleged that we misappropriated and misused certain of their trade secrets in connection with our hiring of five former Sarnoff employees. Our subsidiary, AltoCom, is the defendant in patent litigation brought by Motorola, Inc. relating to software modem technology. Although we are defending the pending litigation vigorously, it is possible that we will not prevail in pending or future lawsuits. In addition, we may be sued in the future by other parties who claim that we have infringed their patents or misappropriated or misused their trade secrets, or who may seek to invalidate one of our patents. Any of these claims may materially and adversely affect our business, financial condition and results of operations. For example, in a patent or trade secret action, a court could issue an injunction against us that would require us to withdraw or recall certain products from the market or redesign certain products offered for sale or under development. In addition, we may be liable for damages for past infringement and royalties for future use of the technology. We may also have to indemnify certain customers and strategic partners under our agreements with such parties if a third party alleges or if a court finds that we have infringed upon, misappropriated or misused another party's proprietary rights. Even if claims against us are not valid or successfully asserted, these claims could result in significant costs and a diversion of management and personnel resources to defend. In that event, our business, financial condition and results of operations would likely be materially and adversely affected. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights. However, we may not be able to obtain a license on commercially reasonable terms, if at all.


OUR PRODUCTS TYPICALLY HAVE LENGTHY SALES CYCLES. A CUSTOMER MAY DECIDE TO CANCEL OR CHANGE ITS PRODUCT PLANS, WHICH COULD CAUSE US TO LOSE ANTICIPATED SALES. IN ADDITION, OUR AVERAGE PRODUCT CYCLES TEND TO BE SHORT AND, AS A RESULT, WE MAY HOLD EXCESS OR OBSOLETE INVENTORY WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    After we have developed and delivered a product to a customer, our customer will often test and evaluate our product prior to designing its own equipment to incorporate our product. Our customer may need three to six months or longer to test and evaluate our product and an additional three to six months or more to begin volume production of equipment that incorporates our product. Due to this lengthy sales cycle, we may experience delays from the time we increase our operating expenses and our investments in inventory until the time that we generate revenues for these products. It is possible that we may never generate any revenues from these products after incurring such expenditures. Even if a customer selects our product to incorporate into its equipment, we have no assurances that such customer will ultimately market and sell their equipment or that such efforts by our customer will be successful. The delays inherent in our lengthy sales cycle increase the risk that a customer will decide to cancel or change its product plans. Such a cancellation or change in plans by a customer could cause us to lose sales that we had anticipated. In addition, our business, financial condition and results of operations could be materially and adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle or chooses not to release equipment that contains our products.

    While our sales cycles are typically long, our average product life cycles tend to be short as a result of the rapidly changing technology environment in which we operate. As a result, the resources devoted to product sales and marketing may not generate material revenues for us, and from time to time, we may need to write off excess and obsolete inventory. If we incur significant marketing and inventory expenses in the future that we are not able to recover, and we are not able to compensate for those expenses, our operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions, and we still have higher cost products in inventory, our operating results would be harmed.


BECAUSE WE ARE SUBJECT TO ORDER AND SHIPMENT UNCERTAINTIES, ANY SIGNIFICANT CANCELLATIONS OR DEFERRALS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    We typically sell products pursuant to purchase orders that customers can generally cancel or defer on short notice without incurring a significant penalty. Any significant cancellations or deferrals could materially and adversely affect our business, financial condition and results of operations. In addition, cancellations or deferrals could cause us to hold excess inventory, which could reduce our profit margins and restrict our ability to fund our operations. We recognize revenue upon shipment of products to a customer. If a customer refuses to accept shipped products or does not timely pay for these products, we could incur significant charges against our income. These charges could materially and adversely affect our operating results.


THE COMPLEXITY OF OUR PRODUCTS COULD RESULT IN UNFORESEEN DELAYS OR EXPENSES AND IN UNDETECTED DEFECTS OR BUGS, WHICH COULD ADVERSELY AFFECT THE MARKET ACCEPTANCE OF NEW PRODUCTS AND DAMAGE OUR REPUTATION WITH CURRENT OR PROSPECTIVE CUSTOMERS.

Highly complex products such as the products that we offer frequently contain defects and bugs when they are first introduced or as new versions are released. We have in the past experienced, and may in the future experience, these defects and bugs. If any of our products contain defects or bugs, or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our products, which could materially and adversely affect our ability to retain existing customers or attract new customers. In addition, these defects or bugs could interrupt or delay sales to our customers. In order to alleviate these problems, we may have to invest significant capital and other resources. Although our products are tested by our suppliers, our customers and ourselves, we cannot assure you that our new products will not contain defects or bugs. If any of these problems are not found until after we have commenced commercial production of a new product, we may be required to incur additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers.


OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY DUE TO THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY. ANY SUCH VARIATIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    We operate in the semiconductor industry, which is cyclical and subject to rapid technological change. From time to time, the semiconductor industry has experienced significant economic downturns, characterized by diminished product demand, accelerated erosion of prices and excess production capacity. This industry also periodically experiences increased demand and production capacity constraints. Accordingly, our quarterly results may vary significantly as a result of the general conditions in the semiconductor industry.


OUR CALIFORNIA FACILITIES AND THE FACILITIES OF ONE OF THE TWO INDEPENDENT FOUNDRIES UPON WHICH WE RELY TO MANUFACTURE SUBSTANTIALLY ALL OF OUR CURRENT PRODUCTS ARE LOCATED IN REGIONS THAT ARE SUBJECT TO EARTHQUAKES AND OTHER NATURAL DISASTERS.

    Our California facilities, including our principal executive offices, are located near major earthquake fault lines. If there is a major earthquake or any other natural disaster in a region where one of our facilities is located, our business could be materially and adversely affected. In addition, TSMC, one of the two outside foundries upon which we rely to manufacture substantially all of our semiconductor devices, is located in Taiwan, a country that is also subject to earthquakes. Any earthquake or other natural disaster in Taiwan could materially disrupt TSMC's production capabilities and could result in our experiencing a significant delay in delivery, or substantial shortage, of wafers and possibly in higher wafer prices.


CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS OR THE IMPOSITION OF NEW LAWS OR REGULATIONS BY THE FCC, OTHER FEDERAL OR STATE AGENCIES OR FOREIGN GOVERNMENTS COULD IMPEDE THE SALE OF OUR PRODUCTS OR OTHERWISE HARM OUR BUSINESS.

    The Federal Communications Commission has broad jurisdiction over each of our target markets. Although current FCC regulations and the laws and regulations of other federal or state agencies are not directly applicable to our products, they do apply to much of the equipment into which our products are incorporated. As a result, the effects of regulation on our customers or the industries in which they operate may, in turn, materially and adversely impact our business, financial condition and results of operations. FCC regulatory policies that affect the ability of cable operators or telephone companies to offer certain services or other aspects of their business may impede the sale of our products. For example, in the past we have experienced delays when products incorporating our chips failed to comply with FCC emissions specifications. We and our customers may also be subject to regulation by countries other than the United States. Foreign governments may impose tariffs, duties and other import restrictions on components that we obtain from non-domestic suppliers and may impose export restrictions on products that we sell internationally. These tariffs, duties or restrictions could materially and adversely affect our business, financial condition and results of operations. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere could also materially and adversely affect our business.


CERTAIN OF OUR DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES CAN CONTROL THE OUTCOME OF MATTERS THAT REQUIRE THE APPROVAL OF OUR SHAREHOLDERS, AND ACCORDINGLY WE WILL NOT BE ABLE TO ENGAGE IN CERTAIN TRANSACTIONS WITHOUT THEIR APPROVAL.

As of June 30, 2000 our directors and executive officers beneficially owned approximately 33.3% of our outstanding common stock and 68.4% of the total voting control held by our shareholders. In particular, as of June 30, 2000 our two founders, Dr. Henry T. Nicholas III and Dr. Henry Samueli, beneficially owned a total of approximately 31.7% of our outstanding common stock and 65.6% of the total voting control held by our shareholders. Accordingly, these shareholders currently have enough voting power to control the outcome of matters that require the approval of our shareholders. These matters include the election of a majority of our Board of Directors, the issuance of additional shares of Class B common stock, and the approval of any significant corporate transaction, including a merger, consolidation or sale of substantially all of our assets. In addition, these insiders currently also control the management of our business. Because of their significant stock ownership, we will not be able to engage in certain transactions without the approval of these shareholders. These transactions include proxy contests, mergers, tender offers, open market purchase programs or other purchases of our Class A common stock that could give our shareholders the opportunity to receive a higher price for their shares than the prevailing market price at the time of such purchases.


OUR STOCK PRICE IS HIGHLY VOLATILE. ACCORDINGLY, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES OF COMMON STOCK AT OR ABOVE THE PRICE YOU PAID FOR THEM.

    The market price of our Class A common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations. Since our initial public offering in April 1998, our Class A common stock has traded at prices as low as $11.75 and as high as $253.00 per share. These fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:

    -  quarter-to-quarter variations in our operating results;

    - announcements of technological innovations or new products by our competitors, customers or us;

    - general conditions in the semiconductor industry and telecommunications and data communications equipment markets;

    -  changes in earnings estimates or investment recommendations by analysts;

    -  changes in investor perceptions; or

    - changes in expectations relating to our products, plans and strategic position or those of our competitors or customers.

    In addition, the market prices of securities of Internet-related and other high technology companies have been especially volatile. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management's attention and resources from other matters.

OUR PRODUCTS AND INTERNAL INFORMATION SYSTEMS AND THE PRODUCTS AND SYSTEMS OF OUR CUSTOMERS AND THE THIRD PARTY SUPPLIERS WHO FABRICATE, TEST AND ASSEMBLE OUR PRODUCTS MAY BE NEGATIVELY IMPACTED BY YEAR 2000 COMPLIANCE PROBLEMS.

    Many existing computer systems, software applications and embedded computer chips, software and firmware in control devices use only two digits to identify a year in the date field. These systems, applications and control devices need to accept four digit entries to distinguish 21st Century dates from 20th Century dates. In addition, they may not correctly process "leap year" dates or may fail to recognize February 29, 2000 as a leap year date as a result of an exception to the calculation of leap years that will occur in the Year 2000 and otherwise occurs only once every 400 years. As a result, these systems and applications had to be upgraded to comply with the Year 2000 requirements or risk system failure, miscalculations or other disruptions to normal business activities.

    To date we have not experienced any known material Year 2000 problems in our products, our internal systems or facilities, or the products, systems and services of third parties. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly. We did not incur material costs to identify and address specific Year 2000 compliance issues. We could however incur additional costs in addressing any residual Year 2000 issues, which could have a material and adverse effect on our business.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE THROUGH THE ISSUANCE OF ADDITIONAL EQUITY OR CONVERTIBLE DEBT SECURITIES OR BY BORROWING MONEY, AND ADDITIONAL FUNDS MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US.

    We believe that our existing cash, cash equivalents and investments on hand, together with the cash that we expect to generate from our operations, will be sufficient to meet our capital needs for at least the next twelve months. However, it is possible that we may need to raise additional funds to fund our activities beyond the next year or to consummate acquisitions of other businesses, products, or technologies. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. In addition, even though we may not need additional funds, we may still elect to sell additional equity securities or obtain credit facilities for other reasons. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing shareholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock.

    It is possible that our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:

    -  the market acceptance of our products;

    - the levels of promotion and advertising that will be required to launch our new products and achieve and maintain a competitive position in the marketplace;

    -  volume price discounts;

    - our business, product, capital expenditure and research and development plans and product and technology roadmaps;

    -  the levels of inventory and accounts receivable that we maintain;

    -  capital improvements to new and existing facilities;

    -  technological advances;

    -  our competitors' response to our products; and

    -  our relationships with suppliers and customers.

    In addition, we may require additional capital to accommodate planned growth, hiring, infrastructure and facility needs or to consummate acquisitions of other businesses, products or technologies.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

    Our articles of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our shareholders. In addition, we have in the past issued and will in the future issue shares of Class B common stock in connection with certain acquisitions, upon exercise of certain stock options, and for other purposes. Class B shares have superior voting rights entitling the holder to ten votes for each share held on matters that we submit to a shareholder vote (as compared with one vote per share in the case of our publicly-held Class A common stock). Our Board of Directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue such shares without a shareholder vote. It is possible that the provisions in our charter documents, the existence of supervoting rights by holders of our Class B common stock, our officers' ownership of a majority of the Class B common stock and the ability of our Board of Directors to issue preferred stock may prevent parties from acquiring us. In addition, these factors may discourage third parties from bidding for our Class A common stock at a premium over the market price for this stock. Finally, these factors may also materially and adversely affect the market price of our Class A common stock, and the voting and other rights of the holders of our common stock.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Investment Portfolio

    We do not use derivative financial instruments in our non-trading investment portfolio. We place our investments in instruments that meet high credit quality standards, as specified in our investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer or type of instrument. We do not expect any material loss with respect to our investment portfolio.

    The table below provides information about our non-trading investment portfolio. For investment securities, the table presents principal cash flows and related weighted average fixed interest rates by expected maturity dates. Our investment policy requires that all investments mature in three years or less, with a weighted average maturity of no longer than one year.

    Principal (notional) amounts by expected maturity (at December 31, 1999):

                                                                            FAIR VALUE
                                       2000         2001        TOTAL          1999
                                     --------      ------      --------     ----------
                                          (IN THOUSANDS, EXCEPT INTEREST RATES)
        Cash equivalents ..........  $ 27,383      $   --      $ 27,383      $ 27,386
           Weighted average rate ..      5.86%         --          5.86%
        Investments ...............  $ 90,059      $9,351      $ 99,410      $ 99,137
           Weighted average rate ..      4.63%       3.33%         4.52%
        Total portfolio ...........  $117,442      $9,351      $126,793      $126,523
           Weighted average rate ..      4.92%       3.33%         4.81%

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Broadcom Corporation

    We have audited the accompanying consolidated balance sheets of Broadcom Corporation (formed as a result of the business combinations of Broadcom Corporation and Digital Furnace Corporation, BlueSteel Networks, Inc., Stellar Semiconductor, Inc. and Pivotal Technologies Corporation), as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. The consolidated financial statements give retroactive effect to the business combinations of Broadcom Corporation and Digital Furnace Corporation on February 29, 2000, BlueSteel Networks, Inc. and Stellar Semiconductor, Inc. on March 1, 2000, and Pivotal Technologies Corporation on May 31, 2000, which have been accounted for using the pooling of interests method as described in the notes to the consolidated financial statements. Our audits also included the financial statement schedule listed in Item 5. These financial statements and schedule are the responsibility of the management of Broadcom Corporation. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the financial statements of Stellar Semiconductor, Inc., which statements reflect aggregate total assets constituting $4.9 million for 1999 and $4.9 million for 1998 of the related consolidated financial statement totals, and which contributed aggregate net losses of $3.5 million, $2.8 million and $1.0 million for the three years ended December 31, 1999, 1998 and 1997, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Stellar Semiconductor, Inc., is based solely on the reports of other auditors.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadcom Corporation at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, after giving retroactive effect to the business combinations of Broadcom Corporation and Digital Furnace Corporation, BlueSteel Networks, Inc., Stellar Semiconductor, Inc. and Pivotal Technologies Corporation, as described in the notes to the consolidated financial statements, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                           /s/ Ernst & Young LLP


Orange County, California
January 18, 2000, except for
Note 2, as to which the date is
May 31, 2000, and Notes 9 and 13, as to
which the date is June 29, 2000

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1999           1998
                                                                      ---------       ---------
ASSETS
Current assets:
  Cash and cash equivalents ....................................      $ 180,816       $  77,555
  Short-term investments .......................................         90,059          34,344
  Accounts receivable (net of allowances for doubtful
     accounts and sales returns and allowances of
     $7,673 in 1999 and $5,167 in 1998) ........................         92,124          42,463
  Inventory ....................................................         19,177           7,325
  Deferred taxes ...............................................          8,380           6,184
  Income taxes receivable ......................................             --           3,069
  Prepaid expenses .............................................         12,950           7,075
                                                                      ---------       ---------
          Total current assets .................................        403,506         178,015
Property and equipment, net ....................................         51,151          32,899
Long-term investments ..........................................          9,351          42,826
Deferred taxes .................................................        137,779           9,552
Other assets ...................................................          7,966           7,855
                                                                      ---------       ---------
          Total assets .........................................      $ 609,753       $ 271,147
                                                                      =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable .......................................      $  46,458       $  22,506
  Wages and related benefits ...................................         15,430           3,201
  Accrued liabilities ..........................................         26,131           8,232
  Current portion of long-term debt ............................          1,787           7,735
                                                                      ---------       ---------
          Total current liabilities ............................         89,806          41,674
Long-term debt, less current portion ...........................          3,075           5,049
Commitments and contingencies
Shareholders' equity:
  Convertible preferred stock, $.0001 par value:
     Authorized shares -- 10,000,000
     Issued and outstanding shares -- none in 1999 and 1998 ....             --              --
  Class A common stock, $.0001 par value:
     Authorized shares -- 400,000,000
     Issued and outstanding shares -- 110,402,852 in 1999
     and 53,982,780 in 1998 ....................................             11               6
  Class B common stock, $.0001 par value:
     Authorized shares -- 200,000,000
     Issued and outstanding shares -- 102,596,638 in 1999
     and 145,927,079 in 1998 ...................................             10              14
  Additional paid-in capital ...................................        451,273         221,230
  Notes receivable from employees ..............................         (1,821)         (2,743)
  Deferred compensation ........................................        (12,632)         (8,078)
  Retained earnings ............................................         80,031          13,995
                                                                      ---------       ---------
          Total shareholders' equity ...........................        516,872         224,424
                                                                      ---------       ---------
          Total liabilities and shareholders' equity ...........      $ 609,753       $ 271,147
                                                                      =========       =========


                             See accompanying notes.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        YEARS ENDED DECEMBER 31,
                                                ---------------------------------------
                                                  1999            1998           1997
                                                ---------      ---------      ---------
Revenue ..................................      $ 521,225      $ 216,729      $  42,341
Cost of revenue ..........................        211,991         91,403         15,563
                                                ---------      ---------      ---------
Gross profit .............................        309,234        125,326         26,778

Operating expense:
  Research and development ...............        121,733         55,544         22,822
  Selling, general and administrative ....         62,602         34,122         11,886
  Merger-related costs ...................         15,210             --             --
  Litigation settlement costs ............         17,036             --             --
                                                ---------      ---------      ---------
Income (loss) from operations ............         92,653         35,660         (7,930)
Interest and other income, net ...........          8,648          4,180            107
                                                ---------      ---------      ---------
Income (loss) before income taxes ........        101,301         39,840         (7,823)
Provision (benefit) for income taxes .....         28,830         18,451           (852)
                                                ---------      ---------      ---------
Net income (loss) ........................      $  72,471      $  21,389      $  (6,971)
                                                =========      =========      =========
Basic earnings (loss) per share ..........      $     .36      $     .13      $    (.06)
                                                =========      =========      =========
Diluted earnings (loss) per share ........      $     .31      $     .10      $    (.06)
                                                =========      =========      =========
Weighted average shares (basic) ..........        201,667        169,716        116,508
                                                =========      =========      =========
Weighted average shares (diluted) ........        235,651        205,511        116,508
                                                =========      =========      =========



                             See accompanying notes.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      CONVERTIBLE
                                                    PREFERRED STOCK                     COMMON STOCK               ADDITIONAL
                                              ---------------------------       ----------------------------        PAID-IN
                                               SHARES            AMOUNT           SHARES            AMOUNT          CAPITAL
                                              ---------       -----------       -----------      -----------      -----------
Balance at December 31, 1996 .........        2,093,839       $     6,084       124,963,788      $        12      $     8,396
  Shares issued in business
     combinations ....................               --                --         7,321,441                1           12,564
  Issuance of preferred stock,
     net of issuance costs of $36 ....        1,500,000            22,689                --               --               --
  Repurchases of preferred stock .....          (26,000)             (156)               --               --               --
  Issuance of Class B common
     stock ...........................               --                --         1,140,000               --            1,050
  Exercise of stock options, net
     of repurchases ..................               --                --         7,251,168                1            3,568
  Tax benefit from exercise of
     stock options ...................               --                --                --               --              191
  Deferred compensation related
     to grant of stock options .......               --                --                --               --            1,156
  Amortization of deferred
     compensation ....................               --                --                --               --               --
  Net loss ...........................               --                --                --               --               --
                                            -----------       -----------       -----------      -----------      -----------
Balance at December 31, 1997 .........        3,567,839            28,617       140,676,397               14           26,925
  Shares issued in business
     combinations ....................               --                --         5,108,730               --           18,306
  Conversion of preferred stock
     into Class B common stock .......       (3,567,839)          (28,617)       33,814,068                3           28,614
  Issuance of Class A common
     stock in initial public
     offering, net of offering
     costs of $1,628 .................               --                --        14,480,000                2           79,168
  Issuance of Class A common
     stock in follow-on
     offering, net of offering
     costs of $584 ...................               --                --         1,880,000               --           30,548
  Exercise of stock options, net
     of repurchases ..................               --                --         3,612,408                1            1,885
  Employee stock purchase plan .......               --                --           338,256               --            1,725
  Repayment of notes receivable
     from employees ..................               --                --                --               --               --
  Tax benefit from exercise of
     stock options and stock
     purchase plan ...................               --                --                --               --           25,171
  Deferred compensation related
     to grant of stock options .......               --                --                --               --            8,888
  Amortization of deferred
     compensation ....................               --                --                --               --               --
  Net income .........................               --                --                --               --               --
                                            -----------       -----------       -----------      -----------      -----------
Balance at December 31, 1998 .........               --                --       199,909,859               20          221,230
  Shares issued in business
     combinations ....................               --                --         3,406,871               --           37,642
  Exercise of stock options, net
     of repurchases ..................               --                --         8,945,672                1           24,015
  Employee stock purchase plan .......               --                --           737,088               --            5,016
  Repayment of notes receivable
     from employees ..................               --                --                --               --               --
  Tax benefit from exercise of
     stock options and stock
     purchase plan ...................               --                --                --               --          154,103
  Deferred compensation related
     to grant of stock options .......               --                --                --               --            9,267
  Amortization of deferred
     compensation ....................               --                --                --               --               --
  Net income .........................               --                --                --               --               --
                                            -----------       -----------       -----------      -----------      -----------
Balance at December 31, 1999 .........               --       $        --       212,999,490      $        21      $   451,273
                                            ===========       ===========       ===========      ===========      ===========

                                                NOTES
                                              RECEIVABLE                                                TOTAL
                                                 FROM             DEFERRED         RETAINED         SHAREHOLDERS'
                                               EMPLOYEES        COMPENSATION       EARNINGS            EQUITY
                                              ----------        ------------      ----------        -------------
Balance at December 31, 1996 .........        $      (748)      $        --       $     1,739       $    15,483
  Shares issued in business
     combinations ....................                 --                --                --            12,565
  Issuance of preferred stock,
     net of issuance costs of $36 ....                 --                --                --            22,689
  Repurchases of preferred stock .....                 --                --                --              (156)
  Issuance of Class B common
     stock ...........................                 --                --                --             1,050
  Exercise of stock options, net
     of repurchases ..................             (2,614)               --                --               955
  Tax benefit from exercise of
     stock options ...................                 --                --                --               191
  Deferred compensation related
     to grant of stock options .......                 --            (1,156)               --                --
  Amortization of deferred
     compensation ....................                 --                66                --                66
  Net loss ...........................                 --                --            (6,971)           (6,971)
                                              -----------       -----------       -----------       -----------
Balance at December 31, 1997 .........             (3,362)           (1,090)           (5,232)           45,872
  Shares issued in business
     combinations ....................                 --                --            (2,162)           16,144
  Conversion of preferred stock
     into Class B common stock .......                 --                --                --                --
  Issuance of Class A common
     stock in initial public
     offering, net of offering
     costs of $1,628 .................                 --                --                --            79,170
  Issuance of Class A common
     stock in follow-on
     offering, net of offering
     costs of $584 ...................                 --                --                --            30,548
  Exercise of stock options, net
     of repurchases ..................               (191)               --                --             1,695
  Employee stock purchase plan .......                 --                --                --             1,725
  Repayment of notes receivable
     from employees ..................                810                --                --               810
  Tax benefit from exercise of
     stock options and stock
     purchase plan ...................                 --                --                --            25,171
  Deferred compensation related
     to grant of stock options .......                 --            (8,888)               --                --
  Amortization of deferred
     compensation ....................                 --             1,900                --             1,900
  Net income .........................                 --                --            21,389            21,389
                                              -----------       -----------       -----------       -----------
Balance at December 31, 1998 .........             (2,743)           (8,078)           13,995           224,424
  Shares issued in business
     combinations ....................                 --                --            (6,435)           31,207
  Exercise of stock options, net
     of repurchases ..................               (394)               --                --            23,622
  Employee stock purchase plan .......                 --                --                --             5,016
  Repayment of notes receivable
     from employees ..................              1,316                --                --             1,316
  Tax benefit from exercise of
     stock options and stock
     purchase plan ...................                 --                --                --           154,103
  Deferred compensation related
     to grant of stock options .......                 --            (9,267)               --                --
  Amortization of deferred
     compensation ....................                 --             4,713                --             4,713
  Net income .........................                 --                --            72,471            72,471
                                              -----------       -----------       -----------       -----------
Balance at December 31, 1999 .........        $    (1,821)      $   (12,632)      $    80,031       $   516,872
                                              ===========       ===========       ===========       ===========


                             See accompanying notes.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       YEARS ENDED DECEMBER 31,
                                                               -----------------------------------------
                                                                  1999            1998            1997
                                                               ---------       ---------       ---------
OPERATING ACTIVITIES
Net income (loss) .......................................      $  72,471       $  21,389       $  (6,971)
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
     Depreciation and amortization ......................         16,070           9,718           3,524
     Amortization of deferred compensation ..............          4,713           1,900              66
     Deferred taxes .....................................        (27,973)        (13,815)         (1,402)
     Change in operating assets and liabilities:
       Accounts receivable ..............................        (49,661)        (31,798)         (6,789)
       Inventory ........................................        (11,852)         (4,613)         (1,805)
       Income taxes .....................................          9,248          (2,636)         (2,245)
       Prepaid expenses and other assets ................         (6,755)        (12,673)         (1,117)
       Accounts payable .................................         23,952          12,753           7,431
       Other accrued liabilities ........................         23,949           8,093           2,858
                                                               ---------       ---------       ---------
Net cash provided by (used in) operating activities .....         54,162         (11,682)         (6,450)

INVESTING ACTIVITIES
Purchases of property and equipment, net ................        (31,278)        (29,890)         (8,796)
Proceeds from sale of investments .......................             --           8,808              --
Purchases of investments ................................        (22,240)        (85,978)             --
                                                               ---------       ---------       ---------
Net cash used in investing activities ...................        (53,518)       (107,060)         (8,796)

FINANCING ACTIVITIES
Proceeds from long-term obligations .....................          1,367           5,440           3,779
Payments on long-term obligations .......................         (7,768)         (4,873)           (647)
Payments on capital lease obligations ...................           (654)           (329)           (448)
Proceeds from issuance of preferred stock ...............             --              --          22,689
Payments on repurchase of preferred stock ...............             --              --            (156)
Net proceeds from initial public offering of
  Class A common stock ..................................             --          79,170              --
Net proceeds from follow-on offering of
  Class A common stock ..................................             --          30,548              --
Net proceeds from issuance of common stock ..............         56,703          25,848          14,570
Tax benefit from exercise of stock options and stock
  purchase plan .........................................         51,653          25,171             191
Proceeds from repayment of notes receivable from
  employees .............................................          1,316             810              --
                                                               ---------       ---------       ---------
Net cash provided by financing activities ...............        102,617         161,785          39,978
                                                               ---------       ---------       ---------
Increase in cash and cash equivalents ...................        103,261          43,043          24,732
Cash and cash equivalents at beginning of year ..........         77,555          34,512           9,780
                                                               ---------       ---------       ---------
Cash and cash equivalents at end of year ................      $ 180,816       $  77,555       $  34,512
                                                               =========       =========       =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid ...........................................      $     625       $     506       $     274
                                                               =========       =========       =========
Income taxes paid .......................................      $   2,401       $   9,890       $   1,850
                                                               =========       =========       =========



                             See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Broadcom Corporation (the "Company") is the leading provider of highly integrated silicon solutions that enable broadband digital transmission of voice, video and data to and throughout the home and within the business enterprise. These integrated circuits permit the cost effective delivery of high-speed, high-bandwidth networking using existing communications infrastructures that were not originally designed for the transmission of broadband digital content. Using proprietary technologies and advanced design methodologies, the Company designs, develops and supplies integrated circuits for a number of the most significant broadband communications markets, including the markets for digital cable set-top boxes, cable modems, high-speed office networks, home networking, Voice over Internet Protocol ("VoIP"), residential broadband gateways, direct broadcast satellite and terrestrial digital broadcast, optical networking, digital subscriber lines ("xDSL") and wireless communications.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    In 1999 the Company established an international distribution center in Singapore and a design center in the Netherlands and, as a result of acquisitions, has software design, development and marketing activities in Canada and design and development activities in India. At December 31, 1999 approximately $73.0 million of the Company's net assets were located outside of the United States, primarily in Singapore.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include the allowance for doubtful accounts, sales returns and allowances, inventory reserves, warranty reserves and income tax valuation allowances.

REVENUE RECOGNITION

    Revenue from product sales is recognized at the time of shipment. Provision is concurrently made for estimated product returns. Development revenue is recognized when earned. Revenue from licensed software is recognized at the time of shipment, provided the Company has vendor-specific objective evidence of the fair value of each element of the software offering. Revenue from post-contract customer support and any other future deliverables is deferred and earned over the support period or as contract elements are delivered.

CONCENTRATION OF CREDIT RISK

    The Company sells the majority of its products throughout North America, Europe and Asia. Sales to the Company's recurring customers are generally made on open account while sales to occasional customers are typically made on a prepaid or letter of credit basis. The Company performs periodic credit evaluations of its ongoing customers and generally does not require collateral. Reserves are maintained for potential credit losses, and such losses have been minimal and within management's expectations.

    The Company invests its excess cash in deposits with major banks, in U.S. Treasury and U.S. agency obligations and in debt securities of corporations with strong credit ratings and in a variety of industries. It is the Company's policy to invest in instruments that have a final maturity of no longer than three years, with a portfolio weighted average maturity of not more than one year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist principally of cash and cash equivalents, short-term and long-term investments, accounts receivable, accounts payable, and borrowings. The Company believes all of the financial instruments' recorded values approximate current values.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and short-term investments with original maturities of ninety days or less.

INVESTMENTS

    The Company accounts for its investments in debt securities under FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in the statement of operations.

INVENTORY

    Inventory is stated at the lower of cost (first-in, first-out) or market and consists of the following:

                                                               DECEMBER 31,
                                                          --------------------
                                                            1999          1998
                                                          --------      ------
                                                             (IN THOUSANDS)
Work in process ..................................        $11,878        $ 3,546
Finished goods ...................................          7,299          3,779
                                                          -------        -------
                                                          $19,177        $ 7,325
                                                          =======        =======

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Depreciation and amortization are provided using the straight-line method over the assets' estimated useful lives ranging from two to seven years. Property and equipment are comprised of the following:

                                                                    DECEMBER 31,
                                                             --------------------------
                                                               1999             1998
                                                             --------          --------
                                                                    (IN THOUSANDS)
Leasehold improvements .............................         $  5,999          $    774
Office furniture and equipment .....................            6,999             4,574
Machinery and equipment ............................           20,027             9,524
Computer software and equipment ....................           40,614            25,643
Construction in progress ...........................            4,478             5,330
                                                             --------          --------
                                                               78,117            45,845
Less accumulated depreciation and amortization .....          (26,966)          (12,946)
                                                             --------          --------
                                                             $ 51,151          $ 32,899
                                                             ========          ========

LONG-LIVED ASSETS

    The Company accounts for long-lived assets in accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present.

INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes as set forth in FASB Statement No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and has adopted the disclosure-only alternative of FASB Statement No. 123, Accounting for Stock-Based Compensation. Options granted to non-employees, as defined, have been accounted for at fair market value in accordance with Statement No. 123.

EARNINGS PER SHARE

    Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by adjusting outstanding shares, assuming any dilutive effects of options, warrants and convertible securities.

    The following table sets forth the computation of earnings (loss) per share:


                                                                                   YEARS ENDED DECEMBER 31,
                                                                      -----------------------------------------------
                                                                        1999               1998               1997
                                                                      ---------          ---------          ---------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator: net income (loss) ................................         $  72,471          $  21,389          $  (6,971)
                                                                      =========          =========          =========
Denominator:
  Weighted average shares outstanding .......................           207,701            181,269            131,553
  Less: nonvested common shares outstanding .................            (6,034)           (11,553)           (15,045)
                                                                      ---------          ---------          ---------
Denominator for basic earnings (loss) per common share ......           201,667            169,716            116,508
Effect of dilutive securities:
  Nonvested common shares ...................................             4,798              7,156                 --
  Stock options .............................................            29,178             20,172                 --
  Convertible preferred stock ...............................                --              8,453                 --
  Warrants ..................................................                 8                 14                 --
                                                                      ---------          ---------          ---------
Denominator for diluted earnings (loss) per common share ....           235,651            205,511            116,508
                                                                      =========          =========          =========
  Basic earnings (loss) per share ...........................         $     .36          $     .13          $    (.06)
                                                                      =========          =========          =========
  Diluted earnings (loss) per share .........................         $     .31          $     .10          $    (.06)
                                                                      =========          =========          =========

RESEARCH AND DEVELOPMENT EXPENDITURES

    Research and development expenditures are expensed in the period incurred.

WARRANTY

    The Company provides a one-year warranty on most products and records a related provision for estimated warranty costs at the date of sale. The estimated warranty liability at December 31, 1999 and 1998 was $3.7 million and $2.0 million, respectively.

COMPREHENSIVE INCOME

    FASB Statement No. 130, Reporting Comprehensive Income, establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. For the years ended December 31, 1999, 1998 and 1997, the Company did not have any components of comprehensive income as defined in Statement No. 130.

SEGMENTS OF A BUSINESS ENTERPRISE

    FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company operates in one segment, broadband communications.

STATEMENT OF CASH FLOWS

    For purposes of the statement of cash flows, the Company considers investment securities with original maturities of ninety days or less to be cash equivalents.

    The following table sets forth certain non-cash transactions excluded from the statements of cash flows:

                                                                       YEARS ENDED DECEMBER 31,
                                                             -------------------------------------------
                                                              1999               1998            1997
                                                             --------         ---------        --------
                                                                                (IN THOUSANDS)
Purchase of equipment through capital leases ............    $  2,275         $  1,519         $    583
Notes receivable from employees issued in
  connection with exercise of stock options .............         394              191            2,614
Non-interest bearing notes payable converted
  to common stock .......................................       3,142               --               --
Tax benefit from exercise of stock options and stock
  purchase plan .........................................     102,450               --               --

RECLASSIFICATIONS

    Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998 the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes new standards for recording derivatives in interim and annual financial statements. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. Statement No. 133 is effective for fiscal years beginning after June 15, 2000. Management does not anticipate that the adoption of the new statement will have a significant impact on the consolidated results of operations or financial position of the Company.

2. BUSINESS COMBINATIONS

Pooling-of-Interests Transactions

    On May 31, 1999 the Company completed the acquisitions of Maverick Networks ("Maverick"), Epigram, Inc. ("Epigram"), and Armedia, Inc. ("Armedia"). Maverick develops highly integrated silicon for multi-layer switching equipment in enterprise networks, Epigram makes advanced semiconductor products for high-speed home networking, and Armedia is a developer of high performance digital video decoders. In connection with the acquisitions, the Company issued 12,727,644 shares of its Class B common stock and reserved an additional 1,332,924 shares of its Class B common stock for issuance upon exercise of outstanding employee stock options, warrants and other rights assumed by the Company.

    On August 31, 1999 the Company completed the acquisitions of HotHaus Technologies Inc. ("HotHaus") and AltoCom, Inc. ("AltoCom"). HotHaus is a provider of OpenVoIP(TM) ("Voice over Internet Protocol") embedded communications software that enables transmission of digital voice, fax and data packets over data networks, including the Internet. AltoCom offers complete software data/fax modem implementations for general purpose embedded processors, PC CPUs and digital signal processors. In connection with the acquisitions, the Company issued 6,723,142 shares of its Class B common stock and reserved an additional 516,526 shares of its Class B common stock for issuance upon exercise of outstanding employee stock options and other rights assumed by the Company.

    On February 29 and March 1, 2000 the Company completed the acquisitions of Digital Furnace Corporation ("Digital Furnace"), BlueSteel Networks, Inc. ("BlueSteel"), and Stellar Semiconductor, Inc. ("Stellar"). Digital Furnace develops communications algorithms and software that increase the capacity of existing broadband networks for interactive services, BlueSteel develops high-performance Internet security processors for e-commerce and VPN ("Virtual Private Network") applications, and Stellar develops 3D graphics technology. In connection with the acquisitions, the Company issued 2,015,307 shares of its Class B common stock in exchange for all shares of the acquired companies' preferred stock and common stock and reserved an additional 330,294 shares of its Class B common stock for issuance upon exercise of outstanding employee stock options and other rights assumed by the Company.

    On May 31, 2000 the Company completed the acquisition of Pivotal Technologies Corporation ("Pivotal"). Pivotal develops high-performance communications links for both wired and wireless environments. In connection with the acquisition, the Company issued 1,895,823 shares of its Class B common stock in exchange for all shares of Pivotal's preferred stock and common stock and reserved 43,419 shares of its Class B common stock for issuance upon exercise of outstanding employee stock options and other rights assumed by the Company.

    Each of the acquisitions was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated to include the pooled operations of Maverick, Epigram, Armedia, HotHaus, AltoCom, Digital Furnace, BlueSteel, Stellar and Pivotal (collectively, the "Acquired Companies"). A reconciliation of revenue, net income (loss) and diluted earnings (loss) per share originally reported for the years ended December 31, 1998 and 1997 to the restated amounts presented in the accompanying Consolidated Statements of Operations is as follows:


                                                         YEARS ENDED DECEMBER 31,
                                                      ----------------------------
                                                         1998              1997
                                                      ---------          ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue
  Broadcom (as originally reported) .........         $ 203,095          $  36,955
  Maverick, Epigram and Armedia .............               200                913
  HotHaus and AltoCom .......................            13,161              4,473
  Digital Furnace, BlueSteel, Stellar
    and Pivotal..............................               273                 --
                                                      ---------          ---------
       Total ................................         $ 216,729          $  42,341
                                                      =========          =========
Net income (loss)
  Broadcom (as originally reported) .........         $  36,398          $  (1,173)
  Maverick, Epigram and Armedia .............           (14,774)            (5,379)
  HotHaus and AltoCom .......................             2,968                623
  Digital Furnace, BlueSteel, Stellar
    and Pivotal..............................            (3,203)            (1,042)
                                                      ---------          ---------
       Total ................................         $  21,389          $  (6,971)
                                                      =========          =========
Diluted earnings (loss) per share
  Broadcom (as originally reported) .........         $     .18          $    (.01)
  Maverick, Epigram and Armedia .............              (.07)              (.05)
  HotHaus and AltoCom .......................               .01                .01
  Digital Furnace, BlueSteel, Stellar
    and Pivotal..............................              (.02)              (.01)
                                                      ---------          ---------
       Total ................................         $     .10          $    (.06)
                                                      =========          =========

    The restated consolidated financial statements give effect to the business combinations as if they had occurred prior to the beginning of each period presented and reflect adjustments made to (i) conform the accounting policies of the combined companies and (ii) eliminate intercompany accounts and transactions.

    The historical numbers of shares of the Acquired Companies' respective common stock and common stock equivalents have been converted to equivalent shares of the Company's common stock based on the applicable exchange ratios used to convert the respective outstanding shares of each Acquired Company on the respective acquisition dates.

    Included in revenue for the year ended December 31, 1999 were aggregate revenues of $11.3 million from the Acquired Companies incurred prior to the respective closings of the acquisitions. Included in net income for the year ended December 31, 1999 were aggregate net losses of $19.6 million from the Acquired Companies incurred prior to the respective closings of the acquisitions.

    AltoCom recorded approximately $6.4 million and $2.2 million in the years ended December 31, 1999 and 1998, respectively, representing accretion to redemption value of its preferred stock. Such amounts have been presented as reductions to retained earnings in the accompanying Consolidated Statements of Shareholders' Equity.

Merger-Related Costs

    In connection with the acquisitions that occurred during 1999, the Company recorded approximately $15.2 million in charges during the year ended December 31, 1999 for direct and other merger-related costs and certain restructuring programs. Merger transaction costs of approximately $11.9 million consisted primarily of fees for investment bankers, attorneys, accountants and other related charges. Restructuring costs of approximately $3.3 million included provisions for the disposal of duplicative facilities and assets, write-down of unutilized assets, and adjustments to conform accounting policies to those of the Company.

3. INVESTMENTS

    At December 31, 1999 all of the Company's investments were in commercial paper and state, municipal and county government bonds, and were classified as held-to-maturity. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity investments are stated at cost, adjusted for amortization of premiums and discounts to maturity. A summary of held-to-maturity securities by balance sheet caption at December 31, 1999 is as follows:

                                                       GROSS            GROSS
                                     AMORTIZED       UNREALIZED       UNREALIZED           FAIR
                                       COST            GAINS            LOSSES             VALUE
                                     ---------       ----------       ----------         --------
                                                             (IN THOUSANDS)
Cash equivalents ...........         $ 27,383         $      3         $     --          $ 27,386
Short-term investments .....           90,059                1             (185)           89,875
Long-term investments ......            9,351               --              (89)            9,262
                                     --------         --------         --------          --------
Securities classified as
held-to-maturity ...........         $126,793         $      4         $   (274)         $126,523
                                     ========         ========         ========          ========

    Scheduled maturities of held-to-maturity investments at December 31, 1999 were as follows:

                                              AMORTIZED         FAIR
                                                COST            VALUE
                                              ---------        --------
                                                   (IN THOUSANDS)
Debt securities maturing within:
  One year ..........................         $117,442         $117,261
  Two years .........................            9,351            9,262
                                              --------         --------
                                              $126,793         $126,523
                                              ========         ========

4. INCOME TAXES

    A reconciliation of the provision (benefit) for income taxes at the federal statutory rate compared to the Company's effective tax rate follows:

                                                                              YEARS ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                      1999              1998              1997
                                                                    --------          --------          --------
                                                                                  (IN THOUSANDS)
Statutory federal provision (benefit) for income taxes ....         $ 35,455          $ 13,944          $ (2,660)
Increase (decrease) in taxes resulting from:
  State taxes, net of federal benefit .....................           (1,071)              516               (64)
  Benefit of research and development tax credits .........          (14,906)           (3,640)             (229)
  Losses of acquired companies not benefited ..............               --             4,326             2,041
  Tax rate differential on foreign earnings ...............            7,736             3,068                --
  Non-deductible expenses .................................            2,495                --                --
  Tax exempt interest .....................................             (845)             (458)               --
  Other ...................................................              (34)              695                60
                                                                    --------          --------          --------
Total provision (benefit) for income taxes ................         $ 28,830          $ 18,451          $   (852)
                                                                    ========          ========          ========

    The income tax provision (benefit) consisted of the following components:

                                   YEARS ENDED DECEMBER 31,
                       -----------------------------------------------
                          1999              1998                1997
                       ---------          ---------          ---------
                                        (IN THOUSANDS)
Current:
  Federal ....         $ 131,300          $  27,050          $     413
  State ......            23,574              5,216                  1
  Foreign ....             4,379                 --                 --
                       ---------          ---------          ---------
                         159,253             32,266                414
Deferred:
  Federal ....          (105,779)           (10,966)            (1,239)
  State ......           (24,644)            (2,849)               (27)
                       ---------          ---------          ---------
                        (130,423)           (13,815)            (1,266)
                       ---------          ---------          ---------
                       $  28,830          $  18,451          $    (852)
                       =========          =========          =========

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes were as follows:

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                   1999                1998
                                                                 ---------          ---------
                                                                         (IN THOUSANDS)
Deferred tax assets:
  Book depreciation in excess of tax depreciation ......         $     566          $   1,376
  Research and development tax credit carryforwards ....            25,994              3,710
  Net operating loss carryforwards .....................           114,856             10,757
  Reserves and accruals not currently deductible
     for tax purposes ..................................            10,567              6,216
  California manufacturer's investment credit
     carryforward ......................................             1,056                479
  Other ................................................                 9                 87
  Valuation allowance ..................................            (6,889)            (6,889)
                                                                 ---------          ---------
Net deferred tax assets ................................         $ 146,159          $  15,736
                                                                 =========          =========


    At December 31, 1999 the Company had federal and state net operating loss carryforwards of $302.2 million and $171 million, respectively, which begin to expire in 2010 and 2003, respectively. These net operating losses are primarily the result of tax deductions related to employee stock option exercises. At December 31, 1999 the Company had federal and state research and development credit carryforwards of $18.3 million and $12.7 million, respectively, which begin to expire in 2010. Additionally, at December 31, 1999, the Company had California manufacturer's investment credit carryforwards of $1.1 million, which begin to expire in 2006.

    The Company maintains a valuation allowance against certain of its acquired net operating losses from Epigram, Armedia and HotHaus, incurred in 1998 and 1997, due to uncertainty regarding their future realization. The utilization of such losses is subject to stringent limitations under the Internal Revenue Code. The Company has not provided a valuation allowance against the remainder of its deferred tax assets as management believes these assets will be realized against income in future years. Any future reductions in the valuation allowance will reduce tax expense in future years.

5. LONG-TERM DEBT

    The following is a summary of the Company's long-term debt and other loans, including debt and loans assumed upon acquisition of the Acquired Companies:

                                                                             DECEMBER 31,
                                                                      --------------------------
                                                                        1999              1998
                                                                      --------          --------
                                                                            (IN THOUSANDS)
Long-term notes at rates from 3.0% to 12.25% secured by
   certain of the Company's assets ..........................         $    531          $  4,418
Line of credit at a 12.0% rate secured by certain of
   the Company's assets .....................................              770                --

Non-interest bearing notes payable ..........................               --             6,427
Capitalized lease obligations payable in varying monthly
   installments at rates from 7.8% to 14.7% .................            3,561             1,939
                                                                      --------          --------
                                                                         4,862            12,784
Less current portion of long-term debt ......................           (1,787)           (7,735)
                                                                      --------          --------
                                                                      $  3,075          $  5,049
                                                                      ========          ========

    Interest expense for the years ended December 31, 1999, 1998 and 1997 was $751,000, $480,000, and $261,000, respectively.

    In August 1999 the Company entered into a revolving line of credit arrangement with a bank which can be renewed annually through August 2003 and whereby the Company may borrow up to $1.2 million at an interest rate based on the bank's cost of funds plus 75 basis points. No amounts were borrowed under this line of credit during the year ended December 31, 1999.

6. COMMITMENTS

    The Company leases its facilities and certain engineering design tools and information systems equipment under operating lease agreements expiring through 2005. Future minimum payments under noncancelable operating leases with initial terms of one year or more were as follows: $31.5 million in 2000; $29.9 million in 2001; $24.5 million in 2002; $9.0 million in 2003; $5.2 million in 2004; and
$4.6 million thereafter.

    The Company had commitments totaling approximately $4.0 million as of December 31, 1999 primarily for the purchase of engineering design tools and computer hardware and for information systems infrastructure.

    Rent expense for the years ended December 31, 1999, 1998 and 1997 aggregated $6.6 million, $3.1 million and $1.2 million, respectively.

7. SHAREHOLDERS' EQUITY

COMMON STOCK

    In September 1999 the Board of Directors approved an increase in the number of authorized shares of Class A common stock from 200,000,000 to 400,000,000 and in the number of authorized shares of Class B common stock from 100,000,000 to 200,000,000. This increase was approved by the shareholders on November 22, 1999. The shares of Class A common stock and Class B common stock are substantially identical, except that holders of Class A common stock are entitled to one vote for each share held, and holders of Class B common stock are entitled to ten votes for each share held on all matters submitted to a vote of the shareholders. In addition, holders of Class B common stock are entitled to vote separately on the proposed issuance of additional shares of Class B common stock in certain circumstances. The Class A common stock and Class B common stock are sometimes collectively referred to herein as the "common stock."

STOCK SPLIT

    The Company effected a 2-for-1 split of its Class A common stock and Class B common stock, in the form of a 100% stock dividend, on February 17, 1999. The Company previously effected a 3-for-2 split of its common stock on March 9, 1998. All share numbers and per share amounts contained in these notes and in the accompanying consolidated financial statements have been retroactively restated to reflect these changes in the Company's capital structure.

SALE OF SHARES TO CISCO SYSTEMS, INC.

    In February 1998 Cisco Systems, Inc. ("Cisco Systems") exercised its option to purchase 2,000,000 shares of Class A common stock upon consummation of the Company's initial public offering at a price per share equal to the initial public offering price, net of underwriting discounts and commissions. Such option was granted to Cisco Systems in connection with the Development and License Agreement entered into between the Company and Cisco Systems effective in September 1996, as amended on February 3, 1998.

INITIAL PUBLIC OFFERING AND FOLLOW-ON OFFERING

    In April 1998 the Company completed its initial public offering (the "Offering") of 16,100,000 shares of its Class A common stock. Of these shares, the Company sold 12,480,000 shares and selling shareholders sold 3,620,000 shares, at a price of $6.00 per share. In addition, the Company sold 2,000,000 shares of Class A common stock to Cisco Systems, in a concurrent registered offering that was not underwritten, at a price of $5.58 per share. The Company received aggregate net proceeds from the Offering and the sale of shares to Cisco Systems of approximately $79.2 million in cash (net of underwriting discounts and commissions and offering costs). Upon consummation of the Offering, all outstanding shares of the Company's convertible preferred stock were automatically converted into an aggregate of 33,814,068 shares of Class B common stock.

    In October 1998 the Company completed a follow-on public offering. Of the 13,800,000 shares of Class A common stock offered, the Company sold 1,880,000 shares and selling shareholders sold 11,920,000 shares, at a price of $17.25 per share. The Company received net aggregate proceeds of approximately $30.5 million after deducting underwriting discounts and commissions and offering costs.

CONVERTIBLE PREFERRED STOCK

    Upon consummation of the Offering in April 1998, each outstanding share of Series A, B, C and D preferred stock was converted into twelve shares of Class B common stock, and each outstanding share of Series E preferred stock was converted into six shares of Class B common stock. As of December 31, 1999 and 1998, no shares of preferred stock were outstanding. The Company is authorized to issue up to 10,000,000 shares of preferred stock.

ISSUANCE OF WARRANTS

    In April 1998 the Company issued a Class A common stock Purchase Warrant (the "Warrant") to Brobeck, Phleger & Harrison LLP, counsel to the Company, to purchase up to 40,000 shares of the Company's Class A common stock at an exercise price of $6.00 per share. In May 1999 Brobeck, Phleger & Harrison LLP exercised the Warrant, which resulted in the net issuance of 34,184 shares of Class A common stock.

EMPLOYEE STOCK PURCHASE PLAN

    The Company has an employee stock purchase plan for all eligible employees. Under the plan, employees may purchase shares of the Company's Class A common stock at six-month intervals at 85% of fair market value (calculated in the manner provided under the plan). Employees purchase such stock using payroll deductions, which may not exceed 15% of their total cash compensation. In fiscal 1999 and 1998, 737,088 and 338,256 shares, respectively, were issued under the plan at average prices of $6.81 and $5.10, respectively. At December 31, 1999, 1,924,656 shares were available for future issuance.

STOCK OPTION PLANS

    The Company has in effect several stock-based plans under which non-qualified and incentive stock options have been granted to employees, non-employee board members and other non-employees. The Company's 1998 Stock Incentive Plan (the "1998 Plan") is the successor equity incentive program to the Company's 1994 Stock Option Plan (the "1994 Plan") and the Company's 1998 Special Stock Option Plan (together, the "Predecessor Plans").

    The Board of Directors or the Plan Administrator determines eligibility, vesting schedules and exercise prices for options granted under the plans. Options generally have a term of 10 years and vest and become exercisable at the rate of 25% after one year and ratably on a monthly basis for three years thereafter.

    Options granted under the 1994 Plan were exercisable immediately upon issuance. The Company has reserved the right to repurchase all unvested shares held by a participant upon the participant's termination, at the original purchase price. At December 31, 1999 there were 10,858,342 unvested options outstanding under the 1994 Plan that were exercisable.

    At the discretion of the Board of Directors or the Plan Administrator, the Company may make secured loans to option holders in amounts up to the exercise price of their options plus related taxes or permit the option holder to pay the exercise price in installments over a determined period. During 1999, 1998 and 1997, the Company loaned $394,000, $191,000 and $2,614,000, respectively, to employees for the exercise of options. These notes are full-recourse, are secured by the shares of stock issued upon exercise, are interest bearing with rates ranging from 4.8% to 6.5%, are due between three and five years from the exercise date, and must be ratably repaid upon sale of the issued shares of stock.

    As of December 31, 1999, 74,044,490 shares of common stock were reserved for issuance under the 1998 Plan, including outstanding options granted under Predecessor Plans. The number of shares of Class A common stock reserved for issuance under the 1998 Plan automatically increases in January each year. Beginning in 2000, the increase will be equal to 4.5% of the total number of shares of common stock outstanding on the last trading day of the preceding year, subject to an annual share limit.

    In October 1999 the Board of Directors approved the 1999 Special Stock Option Plan (the "1999 Plan") and reserved an aggregate of 1,000,000 shares of Class A common stock for issuance under that plan. Employees, independent consultants and advisors in the service of the Company or any of its subsidiaries who are neither officers of the Company nor members of the Board at the time of the option grant are eligible to participate in the plan. The exercise price of options granted under the 1999 Plan can be less than the fair market value of the underlying common stock on the grant date. In 1999, 40,542 options were granted under the 1999 Plan, to certain employees of acquired companies in connection with assumed employment agreements, at a weighted-average exercise price of $2.84. The 1998 Plan, 1999 Plan and Predecessor Plans are collectively referred to herein as the "Broadcom Plans".

    As a result of the Company's acquisitions of the Acquired Companies, the Company assumed stock options granted under stock option plans established by each acquired company (collectively, the "Acquired Company Plans"). The Company also granted options under the Broadcom Plans to employees hired from the Acquired Companies. As of December 31, 1999, 1,739,248 shares of Class B common stock were reserved for issuance upon exercise of outstanding options assumed under the Acquired Company Plans.

COMBINED OPTION PLAN ACTIVITY

    Activity under the Broadcom Plans and the Acquired Company Plans during 1999, 1998 and 1997 is set forth below:

                                                                                          OPTIONS OUTSTANDING
                                                                            ---------------------------------------------
                                                                                                               WEIGHTED
                                                           SHARES                                               AVERAGE
                                                          AVAILABLE         NUMBER OF           PRICE          EXERCISE
                                                          FOR GRANT           SHARES          PER SHARE          PRICE
                                                        ------------       -----------      --------------     ---------
Balance at December 31, 1996 ......................        5,733,000         8,304,554      $ .02 -$   .28      $    .21
  Additional shares reserved ......................       38,400,000                --                  --            --
  Options granted under Broadcom Plans ............      (21,321,600)       21,321,600        .29 -   2.00           .63
  Options granted under Acquired Company Plans ....               --         1,728,462        .02 -   6.96           .44
  Options canceled ................................           44,244           (73,666)       .08 -   2.14           .27
  Options exercised ...............................               --        (9,009,168)       .02 -   2.00           .42
                                                         -----------       -----------      --------------      --------
Balance at December 31, 1997 ......................       22,855,644        22,271,782        .02 -   6.96           .55
  Additional shares reserved ......................       20,000,000                --                  --            --
  Options granted under Broadcom Plans ............      (27,788,700)       27,788,700       2.50 -  30.19         11.34
  Options granted under Acquired Company Plans ....               --         1,638,310        .02 -  10.44          1.26
  Options canceled ................................        1,586,300        (1,622,359)       .08 -  12.25          1.90
  Option shares repurchased .......................           12,000                --                  --            --
  Options exercised ...............................               --        (4,046,196)       .02 -  15.53           .65
                                                         -----------       -----------      --------------      --------
Balance at December 31, 1998 ......................       16,665,244        46,030,237        .02 -  30.19          7.03
  Additional shares reserved ......................       22,619,168                --                  --            --
  Options granted under Broadcom Plans ............      (23,015,952)       23,015,952       2.80 - 122.84         52.31
  Options granted under Acquired Company Plans ....               --         1,432,387        .02 -  56.33          5.69
  Options canceled ................................          504,086          (552,827)       .02 -  89.53         24.42
  Option shares repurchased .......................            2,750                --                  --            --
  Options exercised ...............................               --        (9,917,307)       .02 -  54.50          2.53
                                                         -----------       -----------      --------------      --------
Balance at December 31, 1999 ......................       16,775,296        60,008,442      $ .02 -$122.84      $  24.94
                                                         ===========       ===========      ==============      ========


    The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as of December 31, 1999 were as follows:

                                               OUTSTANDING                                   EXERCISABLE
                             --------------------------------------------------   ---------------------------------
                                             WEIGHTED AVERAGE
                                                REMAINING           WEIGHTED                           WEIGHTED
      RANGE OF                NUMBER OF      CONTRACTUAL LIFE       AVERAGE            SHARES          AVERAGE
   EXERCISE PRICES             SHARES            (YEARS)         EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
-------------------          ----------      -----------------   --------------   -------------     ---------------
$   .02 to $    .28           6,792,488            7.07             $  .26          6,792,488          $  .26
$   .31 to $   2.50          15,301,528            8.06             $ 1.73          8,603,420          $ 1.23
$  2.80 to $  20.45          13,087,034            8.73             $17.03          1,578,138          $10.55
$ 20.73 to $  46.53          13,354,445            9.27             $38.04            865,729          $33.38
$ 46.78 to $ 122.84          11,472,947            9.75             $64.28             99,401          $53.03

    Additional information relating to the Broadcom Plans and the Acquired Company Plans was as follows:


                                                                            DECEMBER 31,
                                                           ------------------------------------------------
                                                              1999               1998               1997
                                                           ----------         ----------         ----------
Nonvested common shares subject to repurchase ....          4,382,839          9,100,773         16,399,550
Weighted average repurchase price ................             $  .53             $  .36             $  .25
Unvested options outstanding .....................         53,214,648         42,543,768         20,481,666
Vested options outstanding .......................          6,793,794          3,486,469          1,790,116
Total reserved common stock shares for
  stock option plans .............................         76,783,738         62,695,481         45,127,426

    The Company recorded approximately $9.3 million and $8.9 million of net deferred compensation in the years ended December 31, 1999 and 1998, respectively, for the difference between the exercise price of certain stock options granted and the fair value of the underlying common stock. Of these amounts, approximately $9.3 million in 1999 and $3.6 million in 1998 represent deferred compensation related to the grant of stock options to certain employees of the Acquired Companies. Deferred compensation is presented as a reduction to shareholders' equity and is amortized ratably over the respective vesting periods of the applicable options. The Company amortized an aggregate of $4.7 million and $1.9 million of deferred compensation in 1999 and 1998, respectively.

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION PLANS

    Pro forma information regarding results of operations and net income (loss) per share is required by FASB Statement No. 123 for stock-based awards to employees as if the Company had accounted for such awards using a valuation method permitted under Statement No. 123.

    The value of the Company's stock-based awards granted to employees prior to the Company's initial public offering in April 1998 was estimated using the minimum value method, which does not consider stock price volatility. Stock-based awards granted subsequent to the initial public offering have been valued using the Black-Scholes option pricing model. Among other things, the Black-Scholes model considers the expected volatility of the Company's stock price, determined in accordance with Statement No. 123, in arriving at an option valuation. Estimates and other assumptions necessary to apply the Black-Scholes model may differ significantly from assumptions used in calculating the value of options granted prior to the initial public offering under the minimum value method.

    The fair value of the Company's stock-based awards granted to employees prior to the initial public offering was estimated assuming no expected dividends, a weighted average expected life of 3.5 years, a weighted average risk-free interest rate of 6.0% and no expected volatility. The fair value of options granted after the initial public offering was estimated assuming no expected dividends, a weighted average expected life of one year from vest date in 1999 and 1.5 years from vest date in 1998, a weighted average risk-free interest rate of 6.0% in 1999 and 5.0% in 1998, and an expected volatility of
 .80 in 1999 and .74 in 1998. The fair value of employee stock purchase rights was estimated assuming no expected dividends, a weighted average expected life of 17 months in 1999 and 15 months in 1998, a weighted average risk-free interest rate of 6.0% in 1999 and 5.0% in 1998, and an expected volatility of
 .80 in 1999 and .74 in 1998.

    The weighted average fair value of options granted during 1999, 1998 and 1997 was $30.25, $6.25 and $ .19, respectively. The weighted average fair value of employee stock purchase rights granted in 1999 and 1998 was $4.60 and $3.08, respectively. For pro forma purposes, the estimated value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying instruments. The results of applying Statement No. 123 to the Company's stock-based awards to employees would approximate the following:

                                                              YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------------
                                                   1999                 1998                1997
                                               -----------          -----------         -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)
  As reported ..........................       $    72,471          $    21,389         $    (6,971)
  Pro forma ............................          (116,765)               3,978              (7,614)
Basic earnings (loss) per share
  As reported ..........................       $       .36          $       .13         $      (.06)
  Pro forma ............................              (.58)                 .02                (.07)
Diluted earnings (loss) per share
  As reported ..........................       $       .31          $       .10         $      (.06)
  Pro forma ............................              (.50)                 .02                (.07)

8. EMPLOYEE BENEFIT PLANS

    The Company sponsors a defined contribution 401(k) Savings and Investment Plan, which was established in 1996, covering substantially all of the Company's employees, subject to certain eligibility requirements. At its discretion, the Company may make contributions to the plan. The Company made no contributions to this plan in 1999, 1998 and 1997.

9. LITIGATION

    In December 1996 Stanford Telecommunications, Inc. ("STI") filed an action against the Company in the United States District Court for the Northern District of California. STI alleged that several of the Company's cable modem products infringed one of STI's patents. In May 1999 the Company brought a separate action against STI and an STI subsidiary in California Superior Court for misappropriation of certain Company trade secrets. In June 1999 the parties entered into a settlement agreement and agreed to dismiss with prejudice all claims and counterclaims in both actions. Under the terms of the settlement agreement, STI granted to the Company a worldwide, non-exclusive, royalty-free license to STI's rights in patents and patent applications, and all inventions conceived, through the date of the agreement, relating to any transmitter or receiver technology, or design or invention capable of use over a coaxial cable transmission medium, excluding patent claims specifically claiming Code Division Multiple Access ("CDMA") inventions. The Company also obtained the option to acquire licenses on commercially reasonable terms to STI's patent claims based upon CDMA inventions capable of use over a coaxial cable transmission medium, and STI agreed not to bring any future action against the Company, its suppliers or customers for patent infringement or trade secret misappropriation resulting from commercial use of any of the Company's existing technology, designs or products. In connection with the settlement, the Company made a one-time payment to STI and the parties exchanged mutual releases. Neither party admitted any liability in connection with the various actions.

    In April 1997 Sarnoff Corporation and Sarnoff Digital Communications, Inc., now known as NxtWave Communications, Inc., (collectively, "Sarnoff") filed a complaint in New Jersey Superior Court against the Company and five former Sarnoff employees now employed by the Company asserting claims against the former employees for breach of contract, misappropriation of trade secrets, and breach of the covenant of good faith and fair dealing, and against the Company for inducing such actions. The complaint also asserted claims against the Company and the former employees for unfair competition, misappropriation and misuse of trade secrets and confidential, proprietary information of Sarnoff, and tortious interference with present and prospective economic advantage, as well as a claim against the Company alleging that it "illegally pirated" Sarnoff's employees. In early 1999 the Court found in the Company's favor on all liability, causation and damages issues. Sarnoff appealed the Court's orders but the appeal was later dismissed at Sarnoff's request.

    In July 1997 the Company commenced an action against Sarnoff in the California Superior Court alleging breach of contract, fraud, misappropriation of trade secrets, false advertising, trade libel, intentional interference with prospective economic advantage and unfair competition. The claims center on Sarnoff's violation of a non-disclosure agreement entered into with the Company with respect to limited use of certain of the Company's technology and on inaccurate comparisons that the Company believes Sarnoff has made in its product advertising and in statements to potential customers and others. This action was removed to the United States District Court for the Central District of California, and was stayed pending resolution of the New Jersey action described in the preceding paragraph. Following the decision in the New Jersey action, Sarnoff filed a motion for summary judgment in the California case on the basis that the issues therein had been or should have been previously litigated in the New Jersey action under the New Jersey "entire controversy" doctrine. Following oral argument in August 1999, the California District Court granted Sarnoff's motion and dismissed the Company's claims on the grounds that they should have been brought as part of the New Jersey action. The Company believes that the California action involves facts, circumstances and claims unrelated to those at issue in the New Jersey action, and has filed an appeal of the District Court's ruling. Briefing of the appeal in the Ninth Circuit Court of Appeals is now complete and the parties await a date for oral argument in the case.

    In March 1998 Scott O. Davis, the Company's former Chief Financial Officer, filed a complaint in California Superior Court against the Company and its Chief Executive Officer, Henry T. Nicholas III, alleging claims for fraud and deceit, negligent misrepresentation, breach of contract, breach of fiduciary duty, constructive fraud, conversion, breach of the implied covenant of good faith and fair dealing, and declaratory relief. The claims related to Mr. Davis' alleged ownership of 26,000 shares of Series D preferred stock originally purchased by Mr. Davis in March 1996 (which shares would have converted into 312,000 shares of Class B common stock upon consummation of the Offering). The purchase agreement between the Company and Mr. Davis contained a provision permitting the Company to repurchase the shares in the event that Mr. Davis did not continue to be employed by the Company for a certain period of time. After Mr. Davis resigned in June 1997, the Company exercised its repurchase right. Mr. Davis' complaint alleged that the repurchase right should not be enforceable under several legal theories and sought unspecified damages and declaratory relief. The Company asserted certain counterclaims against Mr. Davis. In March 1999 the parties entered into a settlement agreement and agreed to dismiss with prejudice all of the claims and counterclaims in the case. The settlement was approved by the Court in April 1999. The terms of the settlement are confidential but the Company believes that they do not have a material effect on its business, results of operations, financial condition or equity.

    In September 1998 Motorola, Inc. ("Motorola") filed a complaint in United States District Court for the District of Massachusetts against AltoCom (and co-defendant, PC-Tel, Inc.), asserting that (i) AltoCom's V.34 and V.90 compliant software modem technology infringes several patents owned by Motorola,
(ii) AltoCom induces its V.34 and V.90 licensees to infringe such patents, and
(iii) AltoCom contributorily infringes such patents. The complaint sought a preliminary and permanent injunction against AltoCom as well as the recovery of monetary damages, including treble damages for willful infringement. In October 1998 Motorola affirmatively dismissed its case in the District of Massachusetts and filed a substantially similar complaint in the United States District Court for the District of Delaware. AltoCom has filed an answer and affirmative defenses to the District of Delaware complaint. AltoCom has also asserted a counterclaim requesting declaratory relief that AltoCom has not infringed the Motorola patents and that such patents are invalid and/or unenforceable as well as a counterclaim requesting declaratory and injunctive relief based on breach of contract theory. AltoCom believes that it has strong defenses to Motorola's claims on invalidity, noninfringement and inequitable conduct grounds. In May 2000 Motorola filed an amended complaint alleging that AltoCom's technology infringes an additional Motorola patent. The parties are currently engaged in discovery in the action. A hearing on patent claims construction is scheduled to commence in December 2000 and a three-week trial is scheduled to begin in June 2001. AltoCom became a subsidiary of the Company on August 31, 1999. In September 1999 PC-Tel, Inc., the co-defendant in the case, reached a settlement with Motorola.

    Although AltoCom believes that it has strong defenses and is defending the action vigorously, a finding of infringement by AltoCom as to at least one of the patents in this action could lead to liability for monetary damages (which could be trebled in the event that the infringement were found to have been willful), the issuance of an injunction requiring that AltoCom withdraw various products from the market, and indemnification claims by AltoCom's customers or strategic partners, each of which events could have a material adverse effect on AltoCom's, and possibly the Company's, business, results of operations and financial condition.

    The Company is also involved in other legal proceedings, claims and litigation arising in the ordinary course of business.

    The Company's pending lawsuits involve complex questions of fact and law and could require the expenditure of significant costs and diversion of resources to defend. Although management currently believes the outcome of the

Company's outstanding legal proceedings, claims and litigation will not have a material adverse effect on the Company's business, results of operations or financial condition, the results of litigation are inherently uncertain, and an adverse outcome is at least reasonably possible. The Company is unable to estimate the range of possible loss from outstanding litigation, and no amounts have been provided for such matters in the accompanying consolidated financial statements.

10.  SIGNIFICANT CUSTOMER AND SUPPLIER INFORMATION

    During 1999, 1998 and 1997, the Company had a total of three customers whose revenue represented a significant portion of the Company's revenue in certain or all years. Revenue from one customer represented approximately 27.4% in 1999, 35.5% in 1998 and 27.9% in 1997 of the Company's revenue for the respective year. Revenue from a second customer was approximately 18.0% in 1999, 26.7% in 1998 and 12.8% in 1997 of the Company's revenue for the respective year. Revenue from a third customer accounted for approximately 10.6% of the Company's revenue in 1999. No other customer represented more than 10% of the Company's annual revenue in these years.

    Export revenue to all foreign customers as a percent of total revenue was as follows:

                                YEARS ENDED DECEMBER 31,
                       --------------------------------------
                         1999            1998            1997
                       ------          ------          ------
Europe .......            5.4%            4.4%            6.3%
Asia .........           11.7             7.3             8.9
Other ........             .1             5.5             4.4
                       ------          ------          ------
                         17.2%           17.2%           19.6%
                       ======          ======          ======

    The Company does not own or operate a fabrication facility. Two outside foundries in Asia currently supply substantially all of the Company's semiconductor devices in current production. Any sudden demand for an increased amount of semiconductor devices or sudden reduction or elimination of any existing source or sources of semiconductor devices could result in a material delay in the shipment of the Company's products. In addition, substantially all of the Company's products are assembled and tested by one of three third-party subcontractors in Asia. The Company does not have long-term agreements with any of these suppliers. Any problems associated with the fabrication facilities or the delivery, quality or cost of the Company's products could have a material adverse effect on the Company's business, results of operations and financial condition.

11.  RELATED PARTY TRANSACTIONS

ISSUANCE OF COMMON STOCK

    Pursuant to an agreement dated as of October 31, 1997, the Company issued and sold an aggregate of 900,000 shares of Class B common stock to Irell & Manella LLP for an aggregate purchase price of $1.1 million. Werner F. Wolfen, a director of the Company, served until December 31, 1998 as a Senior Partner of Irell & Manella LLP, and currently is Senior Partner Emeritus of that firm. David A. Dull, the Company's Vice President of Business Affairs, General Counsel and Secretary, was a Partner of Irell & Manella LLP until March 1998. Irell & Manella LLP has represented and continues to represent the Company in various legal matters.

ENGAGEMENT AGREEMENT WITH IRELL & MANELLA LLP

    Irell & Manella LLP has represented and continues to represent the Company in various legal matters pursuant to an engagement agreement dated as of January 1, 1997, and amended as of January 1, 1998. Under the engagement agreement, the Company agreed to pay Irell & Manella LLP a fixed fee plus costs for the firm's legal services rendered from and after January 1, 1998 with respect to certain litigation matters. Irell & Manella LLP has agreed to render legal services to the Company on most other matters at reduced rates from the firm's standard rates for the two-year period commencing January 1, 1998. During 1999, 1998 and 1997, the Company paid approximately $2.0 million, $2.9 million and $1.2 million, respectively, to Irell & Manella LLP for legal services rendered by that firm. At December 31, 1999, approximately $869,000 was due to Irell & Manella LLP.

12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following summarized unaudited quarterly financial data has been prepared using the consolidated financial statements of Broadcom, which have been restated to include the operations of the Acquired Companies, on a pooling-of-interests basis as if they had combined with Broadcom prior to the beginning of each period presented:

                                                                                DILUTED
                                                 GROSS             NET         EARNINGS
                               REVENUE          PROFIT           INCOME        PER SHARE
                              --------         --------         --------       ---------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL YEAR 1999
First Quarter .......         $100,214         $ 59,208         $ 14,729         $.07
Second Quarter ......          119,452           71,375              159           --
Third Quarter .......          139,561           83,216           24,594          .10
Fourth Quarter ......          161,998           95,435           32,989          .13

FISCAL YEAR 1998
First Quarter .......         $ 37,190         $ 23,107         $  4,528         $.03
Second Quarter ......           49,244           27,817            5,487          .03
Third Quarter .......           55,474           30,576            4,535          .02
Fourth Quarter ......           74,821           43,826            6,839          .03

13.  SUBSEQUENT EVENTS

STOCK SPLIT

    In January 2000 the Board of Directors approved a 2-for-1 split of the Company's common stock, effected in the form of a 100% stock dividend. Holders of the Company's Class A common stock received one additional share of Class A common stock for each share held on the record date of January 31, 2000. The additional shares were distributed on February 11, 2000. A comparable stock dividend was distributed to holders of the Company's Class B common stock. All share and per share amounts in the accompanying consolidated financial statements have been retroactively restated to reflect this change in the Company's capital structure.

INCREASES IN AUTHORIZED COMMON STOCK AND IN COMMON STOCK RESERVED FOR STOCK OPTIONS

    In January 2000 the Board of Directors approved an increase in the number of authorized shares of Class A common stock from 400,000,000 to 800,000,000 and in the number of authorized shares of Class B common stock from 200,000,000 to 400,000,000. In February 2000 the Board of Directors approved an amendment to the Company's 1998 Stock Incentive Plan, as amended, to increase the number of shares of Class A common stock reserved for issuance under this plan by an additional 15,000,000 shares. These matters were approved by the shareholders at the Annual Meeting of Shareholders held in April 2000.

LITIGATION

    In March 2000 Intel Corporation and its subsidiary Level One Communications, Inc. (collectively, "Intel") filed a complaint in California Superior Court asserting claims against the Company for misappropriation of trade secrets, unfair competition, and tortious interference with existing contractual relations by the Company in connection with its recent hiring of three former Intel employees. The complaint sought injunctive relief, an accounting, damages, exemplary damages and attorneys' fees. Intel filed a first amended complaint on April 28, 2000 seeking additional relief and containing certain additional allegations, but asserting the same causes of action as the original complaint. The litigation is in its early stages. On May 25, 2000, the Court concluded a preliminary injunction hearing in the matter. The Court denied Intel's request for injunctive relief restricting the positions in which the three employees could work for the Company, but issued an order granting certain other preliminary injunctive relief. The matter has not yet been set for trial. The Company has denied any wrongdoing or liability and has instructed its attorneys to vigorously defend the action.

ACQUISITION OF INNOVENT SYSTEMS

    On June 13, 2000 the Company announced that it had signed a definitive agreement to acquire Innovent Systems, Inc., a developer of high-performance systems for short-range wireless data communications. In connection with the acquisition, the Company will issue an aggregate of up to approximately 3.0 million shares of Class A common stock in exchange for all outstanding shares of Innovent preferred and common stock that the Company does not already own and upon exercise of outstanding employee stock options and other rights of Innovent. The merger transaction will be accounted for under the purchase method of accounting. The boards of directors of both companies have approved the merger, which awaits approval by Innovent shareholders and the satisfaction of regulatory requirements and other customary closing conditions. In connection with the transaction, the Company will take a one-time write-off for purchased in-process research and development expenses in the third quarter of its fiscal year ending December 31, 2000.

                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

                              BROADCOM CORPORATION
                                 (IN THOUSANDS)


                                                          BALANCE AT     CHARGED TO    CHARGED TO                     BALANCE AT
                                                         BEGINNING OF     COSTS AND       OTHER                         END OF
DESCRIPTION                                                 PERIOD         EXPENSES      ACCOUNTS     DEDUCTIONS        PERIOD
                                                         ------------    -----------   ----------     ----------      ----------
Year ended December 31, 1999:
  Deducted from asset accounts:
     Allowance for doubtful accounts and sales
       returns and allowances .....................         $ 5,167         $ 7,973         $--         $ 5,467         $ 7,673
     Reserve for excess and obsolete inventory ....           4,783             233          --           1,741           3,275
  Reserve for warranty ............................           2,022           1,856          --             217           3,661
                                                            -------         -------         ---         -------         -------
          Total ...................................         $11,972         $10,062         $--         $ 7,425         $14,609
                                                            =======         =======         ===         =======         =======
Year ended December 31, 1998:
  Deducted from asset accounts:
     Allowance for doubtful accounts and sales
        returns and allowances ....................         $   721         $ 7,923         $--         $ 3,477         $ 5,167
     Reserve for excess and obsolete inventory ....           1,686           4,154          --           1,057           4,783
  Reserve for warranty ............................             150           1,872          --              --           2,022
                                                            -------         -------         ---         -------         -------
          Total ...................................         $ 2,557         $13,949         $--         $ 4,534         $11,972
                                                            =======         =======         ===         =======         =======
Year ended December 31, 1997:
  Deducted from asset accounts:
     Allowance for doubtful accounts and sales
       returns and allowances .....................         $   147         $   574         $--             $--         $   721
     Reserve for excess and obsolete inventory ....             749           1,028          --              91           1,686
  Reserve for warranty ............................              --             150          --              --             150
                                                            -------         -------         ---         -------         -------
          Total ...................................         $   896         $ 1,752         $--         $    91         $ 2,557
                                                            =======         =======         ===         =======         =======

                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       BROADCOM CORPORATION,
                                       a California corporation

July 10, 2000                          By:  /s/  WILLIAM J. RUEHLE
                                            ------------------------------------
                                            William J. Ruehle
                                            Vice President and Chief Financial
                                            Officer

                                 EXHIBIT INDEX


EXHIBIT NUMBER                    DESCRIPTION
--------------                    -----------

    23.1                 Consent of Independent Auditors